UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

INVISION TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of InVision Technologies, Inc.
	(2)	Aggregate number of securities to which transaction applies:
17,507,463 shares of Common Stock, which includes the anticipated issuance of 59,501 shares of Common Stock pursuant to the InVision 2002 Employee Stock Purchase Plan prior to the closing of the transaction, and options to purchase 4,178,386 shares of Common Stock.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 17,507,463 shares of Common Stock multiplied by $50.00 per share and (B) options to purchase 4,178,386 shares of Common Stock multiplied by $25.9523 per share (which is the difference between $50.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001267 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $983,811,877
	(5)	Total fee paid: $124,649
☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

7151 Gateway Boulevard

Newark, CA 94560
(510) 739-2400

Dear Stockholder:

      We invite you to attend a special meeting of stockholders of InVision Technologies, Inc. to be held at InVision’s offices at 7151 Gateway Boulevard, Newark, California, at 10:00 a.m., local time, on Friday, June 25, 2004. Holders of record of InVision common stock on May 15, 2004 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

      At the special meeting, we will ask you to adopt the merger agreement that we entered into on March 15, 2004 with General Electric Company, or GE, and Jet Acquisition Sub, Inc., a wholly owned subsidiary of GE. As a result of the merger, InVision will become a wholly owned subsidiary of GE.

      We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

      If the merger is completed, you will be entitled to receive $50.00 in cash, without interest, for each share of InVision common stock that you own and you will have no ongoing ownership interest in the continuing business of InVision. We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of InVision common stock.

      Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of InVision and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

      In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

      All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or vote over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card or voted over the Internet or by telephone.

      On behalf of the board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement.

Sincerely,

SERGIO MAGISTRI, PH.D.
President and Chief Executive Officer

May 21, 2004

7151 Gateway Boulevard
Newark, CA 94560
(510) 739-2400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 25, 2004

Dear Stockholder:

      You are cordially invited to attend the Special Meeting of Stockholders of InVision Technologies, Inc., a Delaware corporation (“InVision”), that will be held at InVision’s offices at 7151 Gateway Boulevard, Newark, California, at 10:00 a.m., local time, on Friday, June 25, 2004 (the “Special Meeting”), for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 15, 2004, among General Electric Company (“GE”), Jet Acquisition Sub, Inc., a wholly owned subsidiary of GE (“Merger Sub”), and InVision;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement; and

3. To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

      The board of directors of InVision has determined that the merger is in the best interests of InVision and its stockholders and recommends that you vote to adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The board of directors of InVision also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

      Stockholders of record on May 15, 2004 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. For ten days prior to the Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of InVision. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of InVision common stock.

      InVision stockholders will have the right to dissent from the merger, demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex D to the attached proxy statement and a summary of these provisions can be found under “The Merger — Appraisal Rights” in the attached proxy statement.

      You should not send any certificates representing shares of InVision common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

      Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or vote over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card or if you fail to vote over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

      No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by InVision or any other person.

By Order of the Board of Directors

SERGIO MAGISTRI, PH.D.
President and Chief Executive Officer

Newark, California

May 21, 2004

      The proxy statement is dated May 21, 2004, and is first being mailed to stockholders of InVision on or about May 24, 2004.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

i

Page

THE MERGER AGREEMENT	39
Merger Consideration	39
Conversion of Shares; Procedures for Exchange of Certificates	39
Effect on InVision Stock Options	40
Effect on InVision Employee Stock Purchase Plan	40
Effective Time of the Merger	40
Representations and Warranties	40
Covenants	41
Conditions to the Merger	45
Termination of the Merger Agreement	46
Fees and Expenses	47
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
MARKET FOR THE COMMON STOCK; DIVIDEND DATA	50
OTHER MATTERS	51
Adjournments	51
Stockholder Proposals	51
Where You Can Find More Information	51
ANNEX A AGREEMENT AND PLAN OF MERGER DATED MARCH 15, 2004 BY AND AMONG GENERAL ELECTRIC COMPANY, JET ACQUISITION SUB, INC. AND INVISION TECHNOLOGIES, INC.	A-1
ANNEX B OPINION OF DEUTSCHE BANK SECURITIES INC.	B-1
ANNEX C OPINION OF DRESDNER KLEINWORT WASSERSTEIN, LLC	C-1
ANNEX D SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	D-1

ii

SUMMARY OF TERMS

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See “Other Matters — Where You Can Find More Information” (page 51). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

InVision Technologies, Inc. (page 8). We are the leading provider of Transportation Security Administration or TSA (formerly Federal Aviation Administration, or FAA)-certified explosive detection systems, or EDS, used at airports for screening checked passenger baggage.

The Merger (page 13). Under the merger agreement, a wholly owned subsidiary of GE will merge with and into InVision. After the merger, GE will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their InVision common stock.

Merger Consideration (page 39). If the merger is completed, you will receive $50.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of InVision common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an InVision stockholder.

Treatment of Stock Options (page 40). Holders of InVision stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess of $50.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable.

Market Price (page 50). Our common stock is listed on the Nasdaq National Market under the ticker symbol “INVN.” On March 12, 2004, the last full trading day prior to the public announcement of the proposed merger, InVision common stock closed at $41.22 per share. On May 20, 2004, the last trading day prior to the date of this proxy statement, InVision common stock closed at $49.66 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

Reasons for the Merger (page 15). In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinions of Financial Advisors (page 18). On March 15, 2004, Deutsche Bank Securities Inc. (“Deutsche Bank”) and Dresdner Kleinwort Wasserstein, LLC (“DrKW”) delivered their opinions to our board of directors. Each opinion stated that, as of the date of the opinion, the $50.00 per share in cash to be received by the holders of InVision common stock in the merger was fair, from a financial point of view, to those holders.

      The full text of these opinions, which set forth the assumptions made, matters considered and limitations on the respective reviews undertaken by Deutsche Bank and DrKW in connection with their respective opinions, are attached as Annex B and Annex C, respectively, to this proxy statement. Deutsche Bank and DrKW each provided their opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Neither the opinion of Deutsche Bank nor the opinion of DrKW is a recommendation as to how you should vote with respect to the merger agreement. We urge you to read the opinions carefully and in their entirety.

Recommendation to InVision Stockholders (page 30). Our board of directors believes that the merger is advisable and in the best interests of InVision and its stockholders. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 30). In considering the recommendation of our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to our directors and executive officers, including with respect to acceleration of stock options and continuation of certain indemnification and insurance arrangements. If the merger is completed, based on the number of options to purchase shares of InVision common stock held by our directors and executive officers as of April 1, 2004, our directors and executive officers will receive in the aggregate approximately $63,309,366 in exchange for these options. You should also be aware that Douglas P. Boyd, one of the members of our board of directors, was a founder and officer of a company that was acquired by General Electric Medical Systems in December 2001. Since the acquisition, Dr. Boyd has been employed as Chief Scientist by GE Imatron, a GE Medical Systems Company, until March 2004. Dr. Boyd is currently a part-time employee of GE Imatron. Due to this relationship, Dr. Boyd did not attend the board meeting at which the merger agreement with GE was approved and therefore did not vote on the merger agreement.

Appraisal Rights (page 32). If you do not wish to accept $50.00 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement at the Special Meeting and (3) you must hold shares of InVision common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of InVision common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex D to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 35). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 37). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both GE and InVision have filed the required notification and report forms under the HSR Act. The merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both GE and InVision have made (or will make) additional filings, as required by these foreign regulatory authorities. GE and InVision have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger and, if necessary, to dispose of the non-destructive testing business of InVision’s subsidiaries.

The Special Meeting of InVision Stockholders (page 9).

      Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement, at our offices at 7151 Gateway Boulevard, Newark, California, at 10:00 a.m., local time, on Friday, June 25, 2004.

      Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of InVision common stock on May 15, 2004, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of InVision common stock you owned on the record date. There are 17,529,957 shares of InVision common stock entitled to be voted at the Special Meeting.

      Procedure for Voting. To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) vote over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” adoption of the merger agreement.

      Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of InVision common stock on the record date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of InVision common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

The Merger Agreement (page 39).

      Limitation on Considering Other Takeover Proposals. We have agreed not to solicit, initiate or knowingly facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, unless the other party has made an unsolicited proposal to the InVision board of directors under specified circumstances set forth in the merger agreement.

      Conditions to the Merger. The obligations of both GE and InVision to complete the merger are subject to the satisfaction of specified conditions.

      Termination of the Merger Agreement. GE and InVision can terminate the merger agreement under specified circumstances.

      Termination Fee. The merger agreement requires us to pay GE a termination fee in the amount of $32,000,000 if the merger agreement is terminated under certain circumstances involving an alternative takeover proposal.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to InVision as a result of the merger?

A:	If the merger is completed, we will become a wholly owned subsidiary of GE.

Q:	What will happen to my shares of InVision common stock after the merger?

A:	Upon completion of the merger, each outstanding share of InVision common stock will automatically be canceled and will be converted into the right to receive $50.00 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of InVision common stock or GE common stock after the merger?

A:	No. You will be paid cash for your shares of InVision common stock. Our stockholders will not have the option to receive GE common stock in exchange for their shares instead of cash.

Q:	What happens to InVision stock options in the merger?

A:	Holders of InVision stock options will be entitled to receive a cash payment equal to the excess of $50.00 over the exercise price of such stock option multiplied by the number of shares of common stock subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable. GE will not assume any InVision stock options as a result of the merger.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $50.00 per share and your adjusted tax basis in that share. This gain or loss will be long term capital gain or loss if you have held your InVision shares more than one year at the effective time of the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 35 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors recommends that our stockholders adopt the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record as of May 15, 2004 holding at least a majority of the outstanding shares of InVision common stock must vote “for” the adoption of the merger agreement. There are 17,529,957 shares of InVision common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or vote over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card or the failure to vote over the Internet or by telephone will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name,” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I vote over the Internet or by telephone?

A:	Yes. You may vote over the Internet or by telephone by following the instructions included in these materials.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent vote over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of InVision common stock for the merger consideration of $50.00 in cash, without interest, for each share of InVision common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain applicable regulatory approvals and satisfy all other closing conditions. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of InVision common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us or Georgeson Shareholder Communications, Inc., our proxy solicitor, as follows:

InVision Technologies, Inc. Investor Relations 7151 Gateway Boulevard Newark, CA 94560 Telephone: (510) 739-2400	Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, NY 10004 Telephone: (866) 274-2301 Toll Free: (800) 334-9405

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

      The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

      For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.invision-tech.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

      We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

InVision Technologies, Inc.

      We are the leading provider of TSA-certified explosives detection systems, or EDS, used at airports for screening checked passenger baggage. From inception through December 31, 2003, we shipped 872 EDS for installation at U.S. airports and 202 EDS for installation in airports outside of the United States. We believe that the EDS products we have shipped through December 31, 2003 represent approximately two-thirds of the total number of FAA/TSA-certified EDS products delivered for screening checked baggage at U.S. airports and an even larger percentage of the total number of FAA/TSA-certified EDS products delivered internationally. Our common stock is quoted on the Nasdaq National Market under the symbol “INVN.” We are incorporated under the laws of the State of Delaware. Our executive offices are located at 7151 Gateway Boulevard, Newark, California 94560. Our telephone number is (510) 739-2400. Our website is www.invision-tech.com. Information contained on our website does not constitute a part of this proxy statement.

General Electric Company

      GE is one of the world’s largest and most diversified industrial corporations. GE’s common stock is quoted on the New York Stock Exchange under the symbol “GE.” GE is incorporated under the laws of the State of New York. GE’s executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001. GE’s telephone number is (203) 373-2211.

Jet Acquisition Sub, Inc.

      Merger Sub is a wholly owned subsidiary of GE and has not engaged in any business activity other than in connection with the merger. Merger Sub’s executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001. Merger Sub’s telephone number is (203) 373-2211.

THE SPECIAL MEETING

      We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

      The Special Meeting will be held at our offices at 7151 Gateway Boulevard, Newark, California, at 10:00 a.m., local time, on Friday, June 25, 2004.

Purpose of the Special Meeting

      You will be asked at the Special Meeting to adopt the merger agreement. Our board of directors has (1) determined that the merger is fair to, and in the best interests of, us and our stockholders, (2) approved the merger agreement, (3) declared the merger advisable to our stockholders and (4) recommended that our stockholders adopt the merger agreement. If necessary, you will also be asked to vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of InVision common stock on May 15, 2004, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 17,529,957 shares of InVision common stock were issued and outstanding and held by approximately 244 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of InVision common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of InVision common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of InVision common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. The approval of the grant of authority to vote to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of InVision common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting.

      To vote, please complete, sign, date and return the enclosed proxy card or, to vote over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

      Shares of InVision common stock represented at the Special Meeting but not voted, including shares of InVision common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the Special Meeting.

      We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Voting over the Internet or by Telephone

      You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

      The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

      Stockholders of record may go to http://www.eproxyvote.com/invn to grant a proxy to vote their shares over the Internet. They will be required to provide the company number and the control number contained on their proxy cards, and the last four digits of their social security number. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-877-PRX-VOTE (1-877-779-8683) and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

      Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than from our proxy card.

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares over the Internet at ADP Investor Communication Services’ website at http://www.proxyvote.com or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

      Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on June 24, 2004. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

      The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

      Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

      All proxy solicitation costs will be borne by us. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson Shareholder Communications, Inc. will receive a base fee of $15,000 and expense reimbursement for items such as mailing, copying, phone calls, faxes, travel and other related matters, and we will indemnify Georgeson Shareholder Communications, Inc. against specified losses arising out of its proxy solicitation services on our behalf. The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy card by mail or vote over the Internet or by telephone without delay. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

      You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of InVision common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

      The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

      This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to InVision Technologies, Inc., Attention: Director, Investor Relations, 7151 Gateway Boulevard, Newark, California 94560, or contact our Investor Relations Department at (510) 739-2511. If you would like to receive your own set of our proxy materials in the future:

•	If your InVision shares are registered in your own name, please contact our transfer agent, EquiServe LP, by phone at (781) 575-3120, or by mail to 150 Royall Street, Canton, Massachusetts 02021.

•	If a broker or other nominee holds your InVision shares, please contact your broker and InVision Technologies, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

      The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

      As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. This includes consideration of whether it would be in the best interests of InVision and our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

      In December 2002, several representatives of GE and members of our senior management team attended a dinner in New York coordinated by Deutsche Bank in order to get acquainted. On December 17, 2002, our board of directors discussed this meeting at a board meeting. In late January 2003, GE contacted us to schedule a follow-up meeting. The parties continued to stay in contact with each other over the next several months, although there was no discussion between the parties of an acquisition during this period.

      On May 13, 2003, members of our senior management team, including Sergio Magistri, Ph.D. (our President and Chief Executive Officer), Donald Mattson (our Senior Vice President and Chief Operating Officer), Ross Mulholland (our Senior Vice President and Chief Financial Officer), David Pillor (our Senior Vice President, Sales and Marketing), participating by teleconference, and Andrew Siegel (our Senior Vice President, Corporate Development) met with GE representatives, Tom Cruz (General Manager, Business Development of GE Industrial Systems) and Roberto Vengochea (Manager, Business Development of GE Industrial Systems), at our offices in Newark, California. At this meeting, we gave a presentation to GE about our business, although there was no discussion between the parties of an acquisition during this meeting. The parties continued to stay in contact with each other over the next several months.

      On October 2, 2003, Dr. Magistri and Messrs. Siegel and Pillor met in New York with GE representatives Ken Boyda (President of GE Interlogix), Derek Feng (General Manager, Business Development of GE Infrastructure) and Robert Jeffe (Senior Vice President, Business Development of GE), who expressed interest in a possible acquisition of InVision by GE.

      On October 7, 2003, a meeting of our board of directors was held and our board was updated as to the status of discussions with GE and the board authorized management to evaluate a potential transaction with GE. Representatives of Cooley Godward LLP, outside counsel to InVision, also attended the board meeting and advised the board of their fiduciary duties with respect to a potential transaction.

      On October 16, 2003, Mr. Jeffe delivered to Dr. Magistri a letter proposing a management presentation by InVision to GE executives, as well as a suggested agenda and a draft of a confidentiality agreement.

      In mid-November 2003, members of our management team had a series of meetings and conference calls with two investment banks for the purpose of selecting a financial advisor in connection with a potential transaction with GE.

      In November and December 2003, our board of directors met three times, on November 18, November 26 and December 22, 2003, to discuss the potential transaction. During those meetings the board was updated as to the status of discussions with GE and on November 26 approved the engagement of Deutsche Bank to provide financial advisory services in connection with a potential transaction with GE.

      On December 1, 2003, we entered into a confidentiality agreement with GE.

      On December 12, 2003, we formally engaged Deutsche Bank to provide financial advisory services in connection with a potential transaction with GE or possibly other parties.

      On December 17, 2003, Dr. Magistri and Messrs. Mattson, Mulholland, Pillor and Siegel traveled to GE’s corporate offices in Fairfield, Connecticut to give a presentation to representatives of GE regarding our business, operations, technologies, strategic plan and historical financial performance and outlook. The parties discussed the potential benefits of an acquisition of InVision by GE.

      On January 22, 2004, Bill Woodburn (President and CEO of GE Infrastructure) and Mr. Boyda traveled to our offices in Newark, California. Mr. Woodburn met with members of our management team to further discuss operational issues, potential synergies and potential cultural and technical integration issues. Having determined that an acquisition of InVision by GE could fit the strategic objectives of each company, Messrs. Woodburn, Boyda and Siegel and Dr. Magistri discussed with greater specificity the possibility of an acquisition of InVision. A price range of $44.00 to $48.00 per share was proposed by the GE representatives.

      On January 30, 2004, with representatives of Cooley Godward LLP and Deutsche Bank present, our board of directors and management met to review various strategic alternatives available to InVision, including acquisitions by or of us, together with the status of discussions with GE. A representative of Cooley Godward again advised the board of its fiduciary duties with respect to the potential transaction. In addition, at this meeting, Deutsche Bank reviewed for our board of directors, and our board of directors discussed, Deutsche Bank’s financial analyses of a potential transaction with GE. After discussion, our board of directors determined that rather than pursue other strategic alternatives at this time, we would continue to pursue a potential transaction with GE. Also at this meeting, our board of directors granted options to purchase an aggregate of 444,000 shares to our executive officers and directors in connection with InVision’s annual option grant to management employees and directors generally. The grant of these options was generally consistent with past practice and our compensation policy.

      In February 2004, the parties participated in various telephone conferences and meetings to discuss valuation and other terms of the proposed transaction. At the request of InVision, representatives of Deutsche Bank communicated to GE that InVision would consider an offer at a higher valuation than the range proposed by representatives of GE. On February 9, 2004, Mr. Siegel met with Mr. Jeffe to further discuss the proposed transaction. Messrs. Siegel and Jeffe were joined at that meeting by Mr. Feng and representatives of Deutsche Bank. The representatives of GE indicated that GE would be willing to discuss a valuation greater than the range previously proposed. On February 13, 2004, Dr. Magistri and Mr. Siegel met with Messrs. Woodburn, Jeffe and Feng at GE Infrastructure’s offices to further discuss a potential transaction. Representatives of GE communicated that GE would not consider making an offer greater than $50.00 per share in cash. Throughout these discussions, the board of directors of InVision was updated as to the progress of the discussions and met periodically to discuss the potential transaction, including at meetings held on February 10 and February 14.

      From February 15 to February 17, 2004, Dr. Magistri and Mr. Siegel participated in several telephone conferences and conversations with Messrs. Feng, Jeffe and Woodburn. During the course of these discussions, Dr. Magistri indicated that InVision’s board of directors would consider an otherwise favorable all cash offer of $50.00 per share. On February 18, 2004, Dr. Magistri spoke by telephone with Jeffrey Immelt, GE’s Chairman and CEO, about the potential synergies and strategic fit between the companies.

      On February 22, 2004, representatives from GE and representatives of Weil, Gotshal & Manges LLP, outside counsel to GE, traveled to San Francisco, California to continue their due diligence investigation of InVision.

      On March 1, 2004, our board met to discuss the proposed acquisition of InVision by GE. Representatives of Cooley Godward LLP attended the meeting. Our board directed management to continue discussions with GE.

      On March 3, 2004, Weil, Gotshal & Manges LLP delivered a first draft of the merger agreement to InVision.

      On March 6, 2004, with representatives of Cooley Godward LLP and Deutsche Bank present, our board of directors met again to discuss the proposed acquisition of InVision by GE. After discussion, the board authorized management to proceed with negotiations regarding the proposed transaction. Thereafter, GE and its legal counsel continued their due diligence investigation of InVision.

      From March 3, 2004 to March 15, 2004, representatives of GE and representatives of InVision and their respective outside legal counsel and financial advisors had numerous telephone conferences and meetings to discuss and negotiate the merger agreement.

      On March 9, 2004, we contacted DrKW, a financial advisor who was already familiar with our business, to discuss retaining DrKW to deliver a fairness opinion with respect to the proposed merger consideration. On March 10, 2004, we formally engaged DrKW to provide a fairness opinion.

      On March 14, 2004, representatives of GE confirmed that GE was willing to enter into a merger agreement offering $50.00 per share to InVision’s stockholders.

      Late in the evening on March 14, 2004 and continuing into the early morning on March 15, 2004, our board of directors met again to discuss the proposed acquisition. At that meeting, DrKW presented its financial review of the proposed acquisition. Deutsche Bank then confirmed for our board that its financial analyses of the proposed merger were consistent with those presented by DrKW. Members of the board of directors and our management, together with representatives of Cooley Godward LLP, Deutsche Bank and DrKW, discussed the terms of the merger agreement. A representative of Cooley Godward LLP also discussed the fiduciary duties of our board of directors with respect to the proposed transaction. At the conclusion of the financial review and discussion of the terms of the merger agreement, Deutsche Bank and DrKW provided our board of directors with oral opinions (subsequently confirmed in writing) that, based upon and subject to various assumptions and limitations, the consideration to be received by the holders of InVision common stock in the acquisition was fair from a financial point of view to those holders. With the benefit of that presentation and advice, our board, having deliberated regarding the terms of the proposed acquisition, voted unanimously (other than Dr. Boyd, who did not vote, as described below) to approve the merger agreement and the transactions contemplated by the merger agreement and authorized our officers to finalize and execute the merger agreement.

      One of our directors, Douglas Boyd, who is employed by an affiliate of GE, did not attend the March 14/15, 2004 board of directors meeting and therefore did not vote on the merger agreement. In addition, Dr. Boyd abstained from voting on any proposal presented to our board of directors in respect of the potential transaction with GE at all of the meetings of our board. Furthermore, Dr. Boyd did not participate in any portion of any InVision board meeting at which the GE transaction was discussed, other than the January 30, 2004 meeting at which the board discussed various alternatives available to InVision, including a possible sale to GE, and the December 17, 2002 meeting at which the board of directors briefly discussed a previous dinner involving representatives of GE and representatives of InVision.

      The merger agreement was executed and delivered by the parties on March 15, 2004. Before the opening of the market on March 15, 2004, InVision and GE jointly announced the execution of the merger agreement.

      InVision’s management and board of directors have not sought and have not received any other inquiry or proposal concerning an acquisition of InVision as of the date of this proxy statement.

Reasons for the Merger

      In considering the merger with GE, the board of directors of InVision consulted with senior members of InVision’s management team regarding the strategic and operational aspects of the merger as well as long-range business and market prospects for InVision (with or without the merger) and consulted with Deutsche Bank regarding the financial aspects of the merger. The board of directors also sought and received Deutsche Bank’s and DrKW’s written opinions as to the fairness, as of the date of such opinions, from a financial point of view, to InVision’s stockholders of the consideration to be received by the holders of InVision common stock in the merger, which opinions are described below under “— Opinions of Financial Advisors.” The board of directors also consulted with InVision’s internal counsel and with representatives of Cooley Godward LLP, outside counsel to InVision, regarding the fiduciary duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. Taking into account these consultations and opinions, and the factors discussed below, the board concluded that entering into the merger agreement with GE, which agreement permits our board of directors to accept a superior proposal in certain instances, would yield the highest value for our stockholders and is in the best interests of our stockholders.

      In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the premium of the merger consideration of $50.00 per share to the closing price on the previous trading day, $41.22, and the average share price of our common stock for the previous three months, $36.64, the previous six months, $32.32, and the previous twelve months, $28.17, as well as being greater than the previous all time high closing stock price of $48.29;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated, in light of the experience, reputation and financial capability of GE and the absence of any financing condition to GE’s obligation to complete the merger;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy;

•	the financial analyses of Deutsche Bank and DrKW presented to our board of directors on March 14/15, 2004, and the opinions of Deutsche Bank and DrKW delivered to our board of directors that, as of March 15, 2004, based upon and subject to the various assumptions and limitations set forth in their respective opinions, the consideration to be received by holders of InVision common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders (the full text of the written opinions setting forth the assumptions made, matters considered and limitations in connection with the opinions, are attached as Annex B and Annex C to this proxy statement; stockholders are urged to read these opinions in their entirety);

•	the fact that our board of directors, in the exercise of its fiduciary duties in accordance with the merger agreement, can authorize InVision’s management to provide information to, engage in negotiations with, consider, change its recommendation of the merger with GE and potentially enter into a transaction with another party in connection with any unsolicited written proposal that our board of directors determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement subject to specified conditions, including if we accept or recommend such a superior proposal, paying a $32,000,000 termination fee to GE, which is approximately 3% of the total merger consideration;

•	the fact that the merger would be subject to the approval of our stockholders;

•	the business reputation and the substantial, liquid financial resources of GE which the board believes will provide the InVision business with significant resources to grow and execute our growth strategy more rapidly than as a stand-alone company, which the board believes will have a positive impact on our nation’s homeland security; and

•	the availability of appraisal rights for our stockholders who disapprove of the merger.

      Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in the value of InVision or from any synergies that may be created by the merger;

•	that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay or cause to be paid to GE a termination fee of $32,000,000 in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of GE (which cannot be unreasonably withheld or delayed); and

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

      Our board of directors concluded that these potential countervailing factors did not outweigh the benefits of the merger to us and our stockholders.

      As part of our board of directors’ consideration of the transaction, our board of directors was aware of, discussed with management and its financial advisors and considered the amount of cash held by InVision. As of December 31, 2003, we had cash, cash equivalents and short-term investments of approximately $276.9 million.

      Moreover, our board of directors considered the interests of our directors and executive officers in the merger, which are described below under “— Interests of Our Directors and Executive Officers in the Merger.”

      The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Opinions of Financial Advisors

Opinion of Deutsche Bank

      Deutsche Bank has acted as our principal financial advisor in connection with the proposed merger. At the March 14/15, 2004 meeting of our board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing on March 15, 2004, to our board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the $50.00 per share cash consideration to be received by the holders of shares of our common stock in the merger was fair, from a financial point of view, to our stockholders.

      The full text of Deutsche Bank’s written opinion, dated March 15, 2004, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

      In connection with Deutsche Bank’s role as the principal financial advisor to InVision, and in arriving at its opinion, Deutsche Bank, among other things:

•	reviewed certain publicly available financial information and other information concerning InVision and certain internal analyses and other information furnished to it by InVision;

•	reviewed the reported prices and trading activity for the common stock of InVision;

•	compared certain financial and stock market information for InVision with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning InVision, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of InVision. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InVision as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

      For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of InVision, GE and Merger Sub contained in the merger agreement are true and correct;

•	InVision, GE and Merger Sub will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of InVision, GE and Merger Sub to consummate the merger will be satisfied without any waiver or modification thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the transactions contemplated by the merger agreement will be obtained; and

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either InVision or GE is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on InVision or GE, other than the potential disposition expressly contemplated in the merger agreement.

      Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the InVision board of directors at its meeting on March 14/15, 2004. The summary set forth below does not purport to be a complete description of Deutsche Bank’s analyses. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary.

Historical Stock Performance

      Deutsche Bank reviewed and analyzed recent and historical market prices and trading volumes for InVision common stock from March 2003 through March 12, 2004 (the last Nasdaq Stock Market trading day prior to announcement of the merger), and compared the $50.00 per share to be paid pursuant to the merger agreement to certain closing market prices of InVision common stock on the dates and in the time periods referenced in the table below:

	InVision Price	Offer Premium
	Per Share	Per Share
Merger Consideration Compared to:
Closing Price on 3/12/04	$41.22	21.3%
One Week (3/5/04) Prior to 3/12/04	$37.74	32.5%
One Month (2/12/04) Prior to 3/12/04	$38.39	30.2%
InVision Management Presentation to GE (12/17/03)	$32.61	53.3%
52-Week High (2/9/04)	$41.62	20.1%
52-Week Low (3/14/03)	$21.15	136.4%
12-Month Trailing Weighted Average Price	$28.48	75.6%

Analysis of Selected Publicly Traded Companies

      Deutsche Bank compared certain financial information and commonly used valuation measurements for InVision to corresponding information and measurements for a group of 11 publicly traded companies that participate in part or in whole in the security, safety and/or detection markets. This group consisted of Analogic Corporation, ASSA ABLOY AB, American Science & Engineering, Inc., Armor Holdings, Inc., Gunnebo AB, KABA Holding AG, L-3 Communications Holdings, Inc., Magal Security Systems Ltd., OSI Systems, Inc., Smiths Group plc, and Thermo Electron Corporation (collectively, the “Selected Companies”). Such financial information and valuation measurements included, among other things, (1) ratios of common equity market value as adjusted for debt and cash (“Enterprise Value”) to projected calendar year 2004 (“CY2004E”) revenue and to CY2004E earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”) (or, where warranted, to revenue and EBITDA estimates adjusted to reflect a calendar year-end); and (2) ratios of common equity market prices per share (“Equity Value”) to CY2004E and projected calendar year 2005 (“CY2005E”) earnings per share (“EPS”) (or, where warranted, EPS estimates adjusted to reflect a calendar year-end). To calculate the Enterprise Value to revenue and EBITDA trading multiples for InVision and the Selected Companies, Deutsche Bank used publicly available SEC and equivalent international filings, press releases and the most recently available research guidance from analyst equity reports. To calculate the Equity Value to EPS trading multiples for InVision and the Selected Companies, Deutsche Bank used publicly available information concerning projected financial performance, including published earnings estimates reported by the Institutional Brokers Estimate System (“IBES”) and FirstCall Estimates (“FirstCall”) as well as estimates provided to Deutsche Bank by InVision’s management.

      In order to address factors deemed relevant to InVision’s valuation, Deutsche Bank focused on certain multiples of the Selected Companies to derive a range of Enterprise Value multiples. The analysis showed the following Enterprise Value to CY2004E revenue and EBITDA estimates based on certain of the Selected Companies’ stock prices as of March 12, 2004. Deutsche Bank then applied these multiples to InVision management’s estimated revenue and EBITDA for 2004 and derived an implied InVision stock price.

	Enterprise Value
	Range

	Low	High

Ratio of Enterprise Value to CY2004E Revenue	1.5x	2.0x
Implied InVision Stock Price	$33.80	$40.22
Ratio of Enterprise Value to CY2004E EBITDA	9.0x	13.0x
Implied InVision Stock Price	$34.55	$43.44

      Deutsche Bank observed that the share price for InVision implied by these Enterprise Value trading multiples ranged from a low of $33.80 to a high of $43.44 per share and compared that range of values with the merger consideration of $50.00 per share.

      Deutsche Bank then determined Equity Value to EPS multiples as provided by IBES and FirstCall estimates based on certain of the Selected Companies’ stock prices as of March 12, 2004. Deutsche Bank then applied these multiples to InVision management’s estimated EPS for 2004 and 2005 and derived an implied InVision stock price.

	Equity Value to
	EPS (P/E) Range

	Low	High

Ratio of Equity Value to CY2004E EPS	21.0x	30.0x
Implied InVision Stock Price	$32.98	$45.40
Ratio of Equity Value to CY2005E EPS	14.0x	19.0x
Implied InVision Stock Price	$34.73	$45.71

      Deutsche Bank observed that the share price for InVision implied by these Equity Value trading multiples ranged from a low of $32.98 to a high of $45.71 per share and compared that range of values with the merger consideration of $50.00 per share.

      None of the 11 companies utilized as a comparison are identical to InVision. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

     Analysis of Selected Precedent Transactions

      Deutsche Bank reviewed the financial terms, to the extent publicly available, of six proposed, pending or completed merger and acquisition transactions announced since September 11, 2001 involving companies that participate in part or in whole in the security, safety and/or detection markets (the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain available information for each of the Selected Transactions, including publicly available SEC and equivalent international filings, press releases and research guidance from analyst equity reports at the time of the transaction announcements, and compared them to corresponding financial multiples for the merger. The following transactions were reviewed:

Announcement Date	Target	Acquiror

12/2003	Blick plc	The Stanley Works
10/2002	Heimann Systems GmbH	Smiths Group plc
9/2002	Ion Track, Inc.	GE
9/2002	Wescam Inc.	L-3 Communications Holdings, Inc.
1/2002	PerkinElmer, Inc. — Detection Systems	L-3 Communications Holdings, Inc.
12/2001	Interlogix, Inc.	GE

      In order to address factors deemed relevant to InVision’s valuation, Deutsche Bank focused on certain multiples of the Selected Transactions to derive a range of Enterprise Value multiples. The analysis showed the following Enterprise Value ratios for certain of the Selected Transactions:

	Enterprise Value Range

	Low	High

Ratio of Enterprise Value to Revenue	1.5x	2.2x
Implied InVision Stock Price	$33.80	$42.79
Ratio of Enterprise Value to EBITDA	10.0x	12.0x
Implied InVision Stock Price	$36.78	$41.22

      Deutsche Bank observed that the share price for InVision implied by these Enterprise Value trading multiples ranged from a low of $33.80 to a high of $42.79 per share and compared that range of values with the merger consideration of $50.00 per share.

      In addition, Deutsche Bank applied certain of the Enterprise Value multiples that it derived to the average of InVision’s EBITDA for 2003, estimated EBITDA for 2004 and estimated EBITDA for 2005 (“Normalized EBITDA”). Deutsche Bank observed that the share price for InVision implied by the Normalized EBITDA analysis ranged from a low of $47.91 to a high of $54.58 per share and compared that range of values with the merger consideration of $50.00 per share.

      All multiples for the Selected Transactions were based on information available at the time of announcement of such transactions (with the exception of the Heimann Systems transaction, which was calculated using the full 2002 year, and certain forward multiples for the Heimann Systems and Ion Track transactions, which were calculated using information available to Deutsche Bank after the announcement of such transactions), without taking into account differing market and other conditions during the two-year period during which the Selected Transactions occurred.

      Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of InVision and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and InVision.

Premiums Paid Analysis

      Deutsche Bank examined the premiums paid for a group (“Selected Group”) of historical business combinations involving industrial companies that it considered to be comparable, in whole or in part, to InVision. The Selected Group included 30 proposed, pending or completed merger and acquisition transactions with Enterprise Values between $500 million and $1,250 million during the time period between January 1, 1999 and March 12, 2004.

      Deutsche Bank derived a premiums paid range, whereby the range was defined as plus or minus one standard deviation from the mean, of the closing stock price for each target in the Selected Group one week prior to announcement and one month prior to announcement of the transaction. The following table presents the range of premiums paid for the Selected Group using the above parameters:

	Selected Group Premiums

	Low	Mean	High

Premium Over Target Share Price One Week Prior to Announcement	10.9%	26.2%	41.4%
Implied InVision Stock Price	$41.86	$47.62	$53.38
Premium Over Target Share Price One Month Prior to Announcement	9.7%	31.4%	53.0%
Implied InVision Stock Price	$42.13	$50.44	$58.75

      Deutsche Bank observed that the share price for InVision implied by these premiums paid percentages ranged from a low of $41.86 to a high of $58.75 per share and compared that range of values with the merger consideration of $50.00 per share.

Discounted Cash Flow Analysis

      Deutsche Bank performed a discounted cash flow analysis for InVision. Deutsche Bank calculated the discounted cash flow values for InVision as the sum of the net present values of (1) the estimated future cash flow that InVision will generate for the years 2004 through 2008, plus (2) the value of InVision at the end of such period. The estimated future cash flows were based on the financial projections for InVision for the years 2004 through 2008 prepared by InVision’s management. The terminal values of InVision were calculated based on projected EBITDA for 2008 and a range of multiples of 7.0x and 9.0x. Deutsche Bank used discount rates ranging from 8.5% to 12.5%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of InVision, and used such multiples based on its review of the trading characteristics of the common stock of certain of the Selected Companies. The following table presents the range of InVision stock price values implied by the resulting discounted cash flow valuation range based on a 10.5% discount rate.

	DCF Analysis
	Price Range

	Low	High

Implied InVision Stock Price	$45.29	$52.14

      Deutsche Bank observed that the share price for InVision implied by the discounted cash flow analysis ranged from a low of $45.29 to a high of $52.14 per share and compared that range of values with the merger consideration of $50.00 per share.

      The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the InVision board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the InVision board of directors as to the fairness to InVision of the $50.00 per share cash consideration to be received by the holders of shares of InVision common stock in the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by InVision management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond InVision’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of InVision, GE or their respective advisors, neither InVision nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The terms of the merger were determined through negotiations between InVision and GE and were approved by the InVision board of directors. Although Deutsche Bank provided advice to InVision during the course of these negotiations, the decision to enter into the merger was solely that of the InVision board of directors. As described above, the opinion and presentation of Deutsche Bank to the InVision board of directors were only one of a number of factors taken into consideration by the InVision board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the InVision board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of InVision common stock as to how to vote with respect to the merger agreement. In addition, Deutsche Bank was not asked to, and its opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of InVision, other than holders of InVision’s common stock.

      InVision selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. InVision has retained Deutsche Bank pursuant to a letter agreement dated December 12, 2003 (the “Deutsche Bank Engagement Letter”). As compensation for Deutsche Bank’s services relating to its fairness evaluation in connection with the merger, InVision agreed to pay Deutsche Bank $750,000, which was payable on March 15, 2004, the date on which Deutsche Bank rendered its opinion. InVision plans to pay this amount upon the closing of the merger. In addition, as compensation for Deutsche Bank’s services in connection with the merger, InVision agreed to pay Deutsche Bank a fee equal to 0.80% of the aggregate consideration payable by GE in the merger (which InVision estimates is a fee of up to approximately $6.45 million), which is payable on the closing of the merger. InVision plans to pay this amount upon the closing of the merger. Regardless of whether the merger is consummated, InVision has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Deutsche Bank Engagement Letter, which are not to exceed $50,000 without our prior written consent. InVision has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, commercial banking (including extension of credit), financial advisory, underwriting and other financial services to GE or its affiliates for which they have received compensation or may receive compensation in the future. Over the past two years, other than InVision’s retention of Deutsche Bank in connection with the proposed merger with GE, InVision has not retained any members of the DB Group as a financial advisor and has not paid any member of the DB Group any fees for services. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of InVision and GE for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in such securities, instruments and obligations.

Opinion of DrKW

      Our board of directors also retained DrKW as a financial advisor for the purpose of a fairness evaluation with respect to the proposed merger. At the March 14/15, 2004 meeting of our board of directors, DrKW delivered its oral opinion, which it later confirmed in a written opinion, dated March 15, 2004, to the effect that, based upon and subject to the various assumptions and limitations set forth therein, as of the date of such opinion, the $50.00 per share cash consideration to be received by the holders of shares of InVision common stock in the merger was fair to such holders, from a financial point of view.

      The full text of DrKW’s written opinion, dated March 15, 2004, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by DrKW in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. You are urged to read the DrKW opinion in its entirety. The summary of the DrKW opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the DrKW opinion.

      In connection with DrKW’s role as financial advisor to InVision, and in arriving at its opinion, DrKW, among other things:

•	reviewed and analyzed certain publicly available business and financial information relating to InVision for recent years and interim periods;

•	reviewed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of InVision and provided to DrKW for purposes of its analyses; and

•	reviewed a draft of the merger agreement.

      DrKW also discussed with management of InVision the foregoing information and, among other matters, InVision’s business, operations, assets, financial condition and future prospects.

      In addition, DrKW reviewed and considered:

•	financial and stock market data relating to InVision, and compared such data with similar data for certain other companies, the securities of which are publicly traded, which DrKW believed to be relevant or comparable in certain respects to InVision or one or more of its businesses or assets; and

•	the financial terms of certain recent acquisitions and business combination transactions in the homeland security industry specifically, and in other industries generally, that DrKW believed to be reasonably comparable to the merger or otherwise relevant to its inquiry.

      DrKW also performed such financial studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of its opinion.

      In its review and analysis and in formulating its opinion, DrKW assumed and relied upon the accuracy and completeness of all of the historical financial and other information that was provided to or discussed with it or was publicly available, and DrKW did not assume any responsibility for independent verification of any such information. DrKW also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and it assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of InVision’s management. DrKW did not express any opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, DrKW did not review any of the books and records of InVision, or assume any responsibility for conducting a physical inspection of the properties or facilities of InVision, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of InVision, and DrKW was not provided with any such independent valuation or appraisal.

      For purposes of rendering its opinion, DrKW assumed that, in all respects material to its analysis:

•	the representations and warranties of InVision, GE and Merger Sub contained in the merger agreement are true and correct;

•	InVision, GE and Merger Sub will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of InVision, GE and Merger Sub to consummate the merger will be satisfied without any waiver or modification thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the merger will be obtained;

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either InVision or GE is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on InVision or GE (other than the potential disposition of InVision’s non-destructive testing business); and

•	the final form of the merger agreement would not be materially different from the last draft provided to it.

      The DrKW opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW as of March 15, 2004.

      In the context of its engagement by InVision, DrKW was not authorized to and did not solicit third party indications of interest in acquiring all or any part of InVision, or investigate any alternative transactions that may have been available to InVision.

      In the ordinary course of its business, DrKW and its affiliates may actively trade the debt and equity securities of InVision and GE for the accounts of DrKW and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DrKW and its affiliates have advised InVision over the past two years on various contemplated transactions, none of which were completed. InVision reimbursed DrKW and its affiliates for approximately $421,650 of expenses and paid a retainer of $75,000 and a commitment fee of $200,000 related to its engagement in connection with those contemplated transactions. At the time of delivery of its opinion, DrKW was in discussions with InVision to act as the financial advisor to InVision after March 15, 2004 in connection with the potential sale of InVision’s non-destructive testing business. DrKW has subsequently determined not to pursue that engagement, and InVision did not pay DrKW any fees or reimburse DrKW for any expenses in connection with the proposed engagement.

      Set forth below is a brief summary of certain financial analyses performed by DrKW in connection with its opinion and reviewed with the InVision board of directors at its meeting on March 14/15, 2004. The summary set forth below does not purport to be a complete description of DrKW’s analyses. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by DrKW, the tables must be read together with the text of each summary.

Historical Stock Trading Analysis

      DrKW reviewed the historical trading prices and trading volumes for shares of InVision common stock since March 2003 through March 12, 2004 (the last Nasdaq Stock Market trading day prior to the announcement of the merger), and compared the $50.00 per share to be paid pursuant to the merger agreement to certain market prices of InVision common stock on the dates and in the time periods referenced in the table below:

	Market	Implied Premium
	Price	Per Share
Merger Consideration Compared to:
Closing Price on 3/12/04	$41.22	21.3%
52-Week Intraday High as of 3/12/04	$42.58	17.4%
52-Week Intraday Low as of 3/12/04	$20.65	142.1%
20-Day Average for the Period Ending 3/12/04	$37.30	34.0%
60-Day Average for the Period Ending 3/12/04	$37.08	34.9%

Comparable Company Analysis

      DrKW reviewed and compared certain publicly available financial information and commonly used valuation measurements for InVision to corresponding publicly available information and valuation measurements for a group of three publicly traded niche inspection technology companies (consisting of American Science & Engineering, Inc., OSI Systems, Inc. and Analogic Corporation) and two diversified defense companies with baggage inspection capabilities (consisting of L-3 Communications Holdings, Inc. and Smiths Group plc). DrKW refers to OSI Systems, Inc. and Analogic Corporation as the “closest peers” and DrKW refers to American Science & Engineering, Inc., L-3 Communications Holdings, Inc. and Smiths Group plc as the “additional peers.” Although none of these comparable companies is directly comparable to InVision, these companies were chosen because they are publicly traded companies with operations that DrKW considered reasonably similar to the operations of InVision.

      For each of these comparable companies, DrKW calculated and compared, among other things, the following public market multiples:

•	enterprise value (defined as market capitalization plus total debt minus cash, cash equivalents and liquid investments) as a multiple of (1) net sales for 2003, (2) estimated net sales for 2004, (3) 2003 EBITDA, (4) 2004 estimated EBITDA, (5) 2003 EBIT (defined as earnings before interest and taxes) and (6) 2004 estimated EBIT; and

•	price as a multiple of (1) 2003 EPS and (2) 2004 estimated EPS.

      The following tables set forth some information concerning the median multiples for the closest peers and the additional peers and the related InVision multiples:

Comparable Companies — Last Twelve Months Trading Multiples

	Enterprise Value as a
	Multiple of:

	2003		2003		2003		Price as a Multiple of
	Net Sales		EBITDA		EBIT		2003 EPS

Median — Closest Peers	1.1	x	10.4	x	10.6	x	20.7x
Median — Additional Peers	1.4	x	10.2	x	12.2	x	17.3x
InVision	1.4	x	5.6	x	5.9	x	12.1x

Comparable Companies — Forward Trading Multiples

	Enterprise Value as a Multiple of:

	2004E		2004E		2004E		Price as a Multiple of
	Net Sales(1)		EBITDA(1)		EBIT(1)		2004E EPS(1)

Median — Closest Peers	1.0	x	8.7	x	10.6	x	20.8x
Median — Additional Peers	1.3	x	9.6	x	11.3	x	16.2x
InVision	2.0	x	10.4	x	11.5	x	21.0x

(1)	Estimates for InVision were provided by InVision’s management. DrKW used IBES and FirstCall to calculate the multiples for the comparable companies.

      In order to address factors deemed relevant to InVision’s common stock, DrKW focused on certain multiples of the comparable companies to derive a range of multiples. DrKW then applied this range of multiples to InVision’s 2003 net sales, EBITDA, EBIT and EPS as well as InVision’s estimated 2004 net sales, EBITDA, EBIT and EPS and derived an implied InVision stock price. DrKW observed that the stock price for InVision implied by these multiples ranged from a low of $36 to a high of $42. DrKW then applied a 25% acquisition premium to that range and derived an implied InVision stock price ranging from a low of $42 to a high of $50 per share.

      None of the companies utilized as a comparison are identical to InVision. Accordingly, DrKW believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DrKW’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Comparable Transaction Analysis

      DrKW reviewed the financial terms, to the extent publicly available, of 12 merger and acquisition transactions announced since March 1998 involving companies that participate in part or in whole in the security, safety and/or detection markets, which we collectively refer to as the “comparable transactions.” The comparable transactions reviewed were as follows:

Announcement Date	Target	Acquiror

February 2003	Yxlon International	InVision
November 2002	Ancore	OSI Systems
October 2002	Heimann Systems	Smiths Group
September 2002	Ion Track	GE
January 2002	PerkinElmer — EG&G Detection Systems	L-3
December 2001	Interlogix	GE
March 2001	Barringer	Smiths Group
February 2000	Thermedics Detection	Thermo Electron
October 1999	Vivid Technologies	EG&G
May 1999	Cintex	HSBC Private Equity
April 1998	Thermedics Inc. — Orion Research	Thermedics Detection Inc.
March 1998	Graseby plc — Products Monitoring	Thermedics Inc.

      Using certain available information for each of the comparable transactions, including publicly available SEC and international filings, press releases and research guidance from analyst equity reports at the time of the transaction, DrKW calculated, among other things, the ratio of enterprise value to net sales, EBITDA and EBIT for each of the comparable transactions, in each case, for the twelve months preceding the announcement of the transaction (with the exception of the Heimann Systems transaction which was calculated using the full 2002 year).

      The following table sets forth the median multiples for the comparable transactions:

Comparable Transactions
Ratio of Enterprise Value to:	Median

Net Sales	1.8x
EBITDA	10.8x
EBIT	13.7x

      In order to address factors deemed relevant to InVision’s valuation, DrKW focused on certain multiples of the comparable transactions to derive a range of multiples. DrKW then applied these multiples to InVision and derived a range of imputed valuation for InVision common stock of $44 to $52 per share.

      Because the reasons for, and circumstances surrounding, each of the comparable transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of InVision and the companies involved in the comparable transactions, DrKW believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DrKW’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and InVision.

Premiums Paid Analysis

      DrKW examined the premiums paid for 36 announced merger and acquisition transactions with enterprise values between $500 million and $1,500 million for the time period between March 13, 2003 and March 12, 2004.

      DrKW derived a premiums paid range of the closing stock price for each target company in the merger and acquisition transactions one day prior to announcement, one week prior to announcement and one month prior to announcement of the transaction. The following table presents the median range of premiums paid in such transactions using the above parameters:

	One Day Prior to	One Week Prior to	One Month Prior to
	Announcement	Announcement	Announcement

Median	25.9%	25.0%	27.6%

      DrKW observed that the share price for InVision implied by the median premiums paid percentages ranged from a low of $47 to a high of $52 per share and compared that range of values with the merger consideration of $50.00 per share.

Discounted Cash Flow Analysis

      DrKW performed a discounted cash flow analysis for InVision. DrKW calculated the discounted cash flow value for InVision as the sum of the net present values of (1) the estimated future cash flow that InVision will generate for the years 2004 through 2008, plus (2) the estimated terminal value of InVision at the end of such period. The estimated future cash flows were based on the financial projections for InVision for the years 2004 through 2008 and were prepared by InVision’s management. The terminal values of InVision were calculated based on projected EBITDA for 2008 and a range of multiples from 8.0x to 9.0x. DrKW also calculated the terminal values of InVision using a perpetuity growth calculation in which DrKW derived the net present value of the estimated cash flows generated by InVision for all years past 2008 using a range of assumed growth rates of 2% to 4%. DrKW used discount rates ranging from 9.0% to 11.0%. DrKW used such discount rates based on its judgment of the estimated weighted average cost of capital of InVision, and used such multiples based on its review of the trading characteristics of the common stock of certain of the comparable companies. The following table presents the range of InVision stock price values implied by the resulting discounted cash flow analyses utilizing terminal values based on both an 8.5x EBITDA multiple and a 3% perpetuity growth rate, both of which were discounted at a rate of 10.0%.

	DCF Analysis Price Range

	Low	High

Implied InVision Stock Price	$45	$53

      While the foregoing summary describes the analyses and factors that DrKW deemed material in its presentation to the board of directors of InVision, it is not a comprehensive description of all analyses and factors considered by DrKW or its presentation to the board of directors of InVision. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, such an opinion is not readily susceptible to partial analyses or summary description. DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, would create an incomplete view of the evaluation process underlying its opinion. In arriving at its opinion, DrKW considered the results of all of the analyses as a whole.

      The analyses were prepared solely for the purpose of DrKW providing its opinion to the board of directors of InVision as to the fairness, from a financial point of view, of the $50.00 per share cash consideration to be received by the holders of shares of InVision common stock in the merger and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. In performing its analyses, DrKW made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of InVision. Analyses based on forecasts and estimates of future results are not necessarily indicative of actual values or future results, which may be more or less favorable than those suggested by such analyses. Because such assumptions, forecasts and estimates are inherently subject to uncertainty, DrKW does not assume any responsibility for their accuracy.

      DrKW did not attribute any particular weight to any analysis or factor considered by it, nor, except as set forth above, did it derive any value from, or draw any conclusion with respect to fairness based on any particular analysis. Rather, DrKW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

      DrKW concluded that, in its judgment, including the full range of its analyses described above, the $50.00 per share cash consideration to be received by the holders of shares of InVision common stock pursuant to the merger was, as of the date of its opinion, fair, from a financial point of view, to such holders. As discussed above, DrKW’s opinion to the board of directors of InVision was one of a number of factors taken into account by the InVision board in making its determination to approve the merger.

      DrKW is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected DrKW as a financial advisor because DrKW is an internationally recognized investment banking firm, and members of DrKW have substantial experience in transactions such as the merger and in the valuation of companies. The DrKW opinion was for the benefit and use of the InVision board of directors in its consideration of the merger. The DrKW opinion addresses only the fairness, from a financial point of view, of the cash consideration to be received by holders of shares of common stock of InVision pursuant to the merger, and does not express any views on any other terms of the merger. The DrKW opinion does not address InVision’s underlying business decision to effect the transactions contemplated by the merger agreement. The DrKW opinion does not constitute a recommendation to any holder of shares of common stock of InVision with respect to how such holder should vote with respect to the merger agreement, and should not be relied upon by any such holder as such a recommendation. DrKW was not asked to, and its opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of InVision, other than holders of InVision common stock.

      As compensation for DrKW’s services relating to its fairness evaluation in connection with the proposed transaction, InVision agreed to pay DrKW $500,000, which was payable on March 15, 2004, the date on which DrKW rendered its opinion. In addition, InVision agreed to reimburse DrKW for its reasonable out-of-pocket expenses related to its engagement, including the fees, disbursements and other charges of counsel. No portion of the fees paid to DrKW is contingent on the closing of the merger. InVision also has agreed to indemnify DrKW and specified related persons against specific liabilities relating to or arising out of its engagement or the merger, including certain liabilities under the federal securities laws.

Recommendation of the Board of Directors

      At a meeting of our board of directors held on March 14/15, 2004, at which all of our directors other than Douglas Boyd were present, our board of directors concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of InVision and our stockholders. The board members present at the meeting unanimously approved the merger agreement, declared the merger advisable and recommended that the stockholders adopt the merger agreement.

      Our board of directors recommends that our stockholders vote “FOR” the merger proposal.

Interests of Our Directors and Executive Officers in the Merger

      In considering the recommendation of our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to our directors and executive officers that are not available to stockholders generally. These benefits are set forth below. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement.

      Acceleration of Stock Options. Immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other employees, will immediately vest and become exercisable. All stock options will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess of $50.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option. Assuming that the merger closes on June 30, 2004, in connection with the merger, stock options to purchase an aggregate of approximately 779,573 shares of InVision common stock, held by our executive officers and directors as of April 1, 2004 will be accelerated. While under our Change in Control Equity Acceleration Plan adopted in 2002, the vesting of stock options held by our executive officers would accelerate in full following the effective date of a change in control of InVision, the options of our non-employee directors were not subject to pre-existing acceleration provisions. Rather, as with our employee and service provider options generally under the pre-existing provisions of our option plans, the options of our non-employee directors would only accelerate in the event that the options are not assumed by an acquirer, as in the case of the merger. In addition, since the options of our executive officers will not be assumed by GE, they will immediately vest and become exercisable under the pre-existing provisions of our options plans, as with our employee and service provider options generally, rather than under the terms of our Change in Control Equity Acceleration Plan. The weighted average exercise price of such accelerated stock options is $30.7892.

      Assuming that the merger closes on June 30, 2004, the following table sets forth as of April 1, 2004, with respect to our directors and executive officers:

•	the number of shares of InVision common stock subject to options held by such persons that vest as a result of the merger;

•	the number of shares of InVision common stock subject to options held by such persons that will be exercisable at the closing of the merger;

•	the range of exercise prices of all options held by such persons;

•	the weighted average exercise price of all options held by such persons;

•	the weighted average exercise price of the options held by such persons that vest as a result of the merger;

•	the cash value realizable by such persons from options that vest as a result of the merger; and

•	the cash value realizable by such persons upon the closing of the merger.

	Shares of	Shares of
	Common Stock	Common Stock			Weighted Average
	Subject to	Subject to			Exercise Price
	Options that	Options		Weighted Average	per Share of	Realizable Value	Realizable Value
	Vest as a	Exercisable at	Range of Exercise	Exercise Price	Options that Vest	of Options that	of All Options
	Result of the	Closing of the	Prices per Share	per Share of All	as a Result of the	Vest as a Result	at the Closing of
Name	Merger	Merger*	of All Options	Options	Merger	of the Merger	the Merger**

Sergio Magistri, Ph.D.	187,082	594,980	$0.55 - 43.34	$16.5434	$31.0706	$3,541,354	$19,905,994
Giovanni Lanzara, Ph.D.	14,584	174,830	$1.10 - 43.34	$14.8866	$36.5300	$196,446	$6,138,868
Bruno Trezza, Ph.D.	14,584	187,991	$0.55 - 43.34	$13.8418	$36.5300	$196,446	$6,797,415
David M. Pillor	130,393	386,817	$1.10 - 43.34	$15.1781	$29.5439	$2,667,336	$13,469,700
Morris D. Busby	16,876	85,645	$2.313 - 43.34	$26.1283	$31.9082	$305,316	$2,044,488
Donald Mattson	153,682	227,300	$1.813 - 43.34	$29.8064	$31.0639	$2,910,144	$4,590,011
Stephen Blum	14,584	85,000	$3.55 - 43.34	$26.5629	$36.5300	$196,446	$1,992,150
Douglas P. Boyd, Ph.D.	14,584	40,000	$36.53 - 43.34	$39.0838	$36.5300	$196,446	$436,650
Andrew Siegel	116,667	170,000	$19.29 - 36.53	$25.69	$27.9700	$2,570,175	$4,132,700
Louis A. Turpen	14,584	65,000	$24.94 - 43.34	$33.6438	$36.5300	$196,446	$1,063,150
Ross Mulholland	101,953	149,000	$2.375 - 43.34	$31.6226	$30.3866	$1,999,649	$2,738,240

*	Includes shares of common stock subject to options that vest as a result of the merger listed in the prior column.

**	Includes realizable value of options that vest as a result of the merger listed in the prior column.

      The information set forth in the preceding table includes options to purchase an aggregate of 444,000 shares with an exercise price of $36.53 per share granted to our executive officers and directors on January 30, 2004 in connection with our annual option grant to management employees and directors generally, which was generally consistent with past practice and our compensation policy, including an option to purchase 80,000 shares granted to Dr. Magistri, an option to purchase 64,000 shares granted to Mr. Mattson, an option to purchase 60,000 shares granted to Mr. Pillor, an option to purchase 50,000 shares granted to Mr. Siegel, an option to purchase 40,000 shares granted to Mr. Mulholland and options to purchase 25,000 shares granted to each of Drs. Lanzara, Trezza and Boyd, and Messrs. Busby, Blum and Turpen.

      Severance Arrangements under Existing Employment Agreements. In 2002, we entered into employment agreements with Dr. Magistri and Messrs. Mattson, Mulholland, Pillor and Siegel that provide for salaries and other employment terms. These agreements also each provide that, if we terminate the employee’s employment without cause, the employee is entitled to a severance payment equal to his annual base salary for six, nine or twelve months, depending on whether such employee’s tenure with us has been less than four years, between four and eight years or over eight years, respectively. These severance arrangements are not contingent upon whether or not we undergo a change in control.

      Relationship of Director of InVision with Affiliate of GE. Douglas P. Boyd, one of the members of our board of directors, was a founder and officer of a company that was acquired by General Electric Medical Systems in December 2001. Since the acquisition, Dr. Boyd has been employed by GE Imatron, a GE Medical Systems Company. Due to this relationship with an affiliate of GE, Dr. Boyd did not attend the March 14/15, 2004 board of directors meeting and therefore did not vote on the merger agreement. In addition, Dr. Boyd abstained from voting on any proposal presented to our board of directors in respect of the potential transaction with GE at all of the meetings of our board. Furthermore, Dr. Boyd did not participate in any portion of any InVision board meeting at which the GE transaction was discussed, other than the January 30, 2004 meeting at which the board discussed various alternatives available to InVision, including a possible sale to GE, and the December 17, 2002 meeting at which the board of directors briefly discussed a previous dinner involving representatives of GE and representatives of InVision.

      Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of our directors or executive officers as provided in our certificate of incorporation or bylaws and any of our existing indemnification agreements in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. GE has agreed to cause InVision as the surviving corporation in the merger to fulfill and honor in all respects those obligations. The merger agreement further provides that after the merger, GE will, or will cause InVision, as the surviving corporation, to, provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. GE will not be required to pay an annual premium for such insurance that exceeds 150% of the annual premium that we currently pay for such insurance.

      Our board of directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger.

Appraisal Rights

      The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

      If the merger is completed, dissenting holders of InVision common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law will be entitled to have their shares of InVision common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

      The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of InVision common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on June 25, 2004. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her InVision common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in InVision common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to InVision at 7151 Gateway Boulevard, Newark, California 94560, Attention: Corporate Secretary.

      Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of such shares. InVision, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by InVision or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

      Within 120 days after the effective time of the merger (but not thereafter), either InVision or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the InVision shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made. Accordingly, it will be the obligation of the stockholders wishing to assert appraisal rights to institute all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, and we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders have complied with Section 262 and are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to the fairness of the merger consideration from a financial point of view are not necessarily opinions as to the fair value of such shares under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings. In addition, Delaware courts have decided that a stockholder’s statutory remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

      The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any InVision stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

      If the merger is completed, InVision common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Litigation Related to the Merger

      On March 19, 2004, two alleged holders of InVision common stock filed purported class action lawsuits in California Superior Court for the County of Alameda. The complaints name as defendants each of our directors as well as InVision. The complaints allege that, in pursuing the transaction with GE and approving the merger agreement, the directors violated their fiduciary duties to the holders of InVision common stock by, among other things, failing to obtain the highest price reasonably available, tailoring the terms of the transaction to meet GE’s needs, engaging in self-dealing and obtaining personal financial benefits not shared equally by the plaintiffs and other stockholders. The complaints also allege that the merger agreement resulted from a flawed process designed to ensure a sale to one buyer. On April 16, 2004, the plaintiffs served an initial set of discovery requests seeking documents relating to allegations in the complaint. On May 3, 2004, InVision and three directors filed a demurrer to the complaints on the grounds that the plaintiffs failed to allege sufficient facts to state a cause of action. The remaining five directors filed a motion to quash the service of summons because they are not California residents, and, therefore, the court lacks jurisdiction over them. On May 13, 2004, we received notice that the plaintiffs intend to amend the complaints rather than oppose the demurrer. The plaintiffs intend to file an amended complaint on or before May 26, 2004. On May 14, 2004, the court entered an order stipulated by the parties, which formally consolidated the two actions under one lead case. On May 18, 2004, we served our response to the plaintiffs’ initial set of discovery requests. The plaintiffs have served a second set of document requests to the five directors relating to the motion to quash for lack of personal jurisdiction. These five directors will need to respond to these discovery requests by June 7, 2004. The hearing for the motion to quash for lack of jurisdiction is currently scheduled for July 6, 2004.

      Based on our review of the complaints, we believe that the allegations are without merit and intend, along with the directors, to defend the lawsuits vigorously.

Material United States Federal Income Tax Consequences of the Merger

      The following summary is a general discussion of the material federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of an InVision option or the acquisition or disposition of InVision shares other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular InVision stockholders in light of their particular circumstances, including:

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are financial institutions or broker-dealers;

•	stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code;

•	stockholders who are subject to the federal alternative minimum tax;

•	stockholders who are partnerships;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

•	stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

      The following summary also does not address holders of stock options. The following summary assumes that InVision stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Common Stock

      The conversion of InVision common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash stockholders receive in the merger and (2) their adjusted tax basis in the common stock (which is usually a stockholder’s original cost for the stock). For this purpose, InVision stockholders who acquired different blocks of InVision shares at different times for different prices must calculate gain or loss separately for each identifiable block of InVision shares surrendered in the exchange.

      This gain or loss will be long-term if the holder has held InVision common stock for more than one year as of the date of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

Backup Withholding

      An InVision stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s InVision shares in the merger. The current backup withholding rate is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to an InVision stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8. Each InVision stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to an InVision stockholder under the backup withholding rules generally will be allowed as a credit against the InVision stockholder’s United States federal income tax liability.

      The foregoing discussion of the federal income tax consequences of the merger is for our stockholders’ general information only. This discussion is necessarily only a general discussion in that a wide variety of distinct circumstances of individual taxpayers may lead to federal income tax consequences different from those discussed above. Some of the broad types of distinct individual circumstances may include:

•	being one of the particular types of stockholders identified in the bullet points above, such as stockholders that are insurance companies and tax-exempt organizations;

•	being a taxpayer for whom specific advance planning may be appropriate prior to the merger, in light of individual family, economic, or income circumstances, for example, a stockholder contemplating any of a variety of donative transfers of InVision common stock prior to the merger or a stockholder whose estimated tax payments may be affected by the receipt of cash in the merger; or

•	other particular federal income tax attributes, such as expiring net operating losses, capital loss carryforwards or excess charitable contributions.

      Moreover, as this discussion concerns only United States federal income tax consequences, it does not cover possibly relevant federal taxes other than income taxes, such as gift taxes, or other jurisdictions’ taxes, such as state or foreign taxes, that may apply in certain circumstances or the interplay between such other taxes and federal income taxes. This is only a partial list of individual circumstances intended to suggest the many circumstances that may have an impact on the overall tax outcome of the merger on a particular stockholder. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Matters

      Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of InVision with a GE subsidiary and the conversion of shares of InVision stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by GE and InVision. Both GE and InVision have filed the required notification and report forms. The merger agreement provides that GE and InVision will use their reasonable best efforts to consummate the merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger and, if necessary, to dispose of the non-destructive testing business of InVision’s subsidiaries.

      On May 3, 2004, the Federal Trade Commission issued to each of InVision and GE a “request for additional information or documentary materials,” commonly known as a Second Request. The effect of this request is to delay the closing of the transaction until such time as the Federal Trade Commission withdraws its request, which it can do unilaterally or on the basis of a negotiated settlement, both parties substantially comply with the request and an additional 30 calendar days runs from the date of such compliance or the waiting period is terminated by the Federal Trade Commission. If the request were to be complied with and this additional 30-day period were to run, the Federal Trade Commission could choose to do nothing further, in which case the HSR Act would impose no further obstacles to the closing of the transaction, or the Federal Trade Commission could choose to pursue independent legal action in order to enjoin the transaction. The request for information relates solely to the non-destructive testing business of InVision’s subsidiaries. InVision and GE have agreed to divest this non-destructive testing business if necessary to obtain regulatory clearances required to close the merger.

      GE and InVision have informed the Federal Trade Commission that they will divest the non-destructive testing business of InVision’s subsidiaries in order to resolve any competition concerns that would be created by GE’s acquisition of that business. GE and InVision have begun negotiations with the Federal Trade Commission on the terms of a consent decree and have begun to identify and contact potential buyers of the divested non-destructive testing business. GE and InVision have informed the Federal Trade Commission that, because they are taking this approach, they do not currently intend to substantially comply with the request for additional information. GE and InVision have also informed foreign competition regulators of their intent to divest the non-destructive testing business of InVision’s subsidiaries in order to resolve any regulatory concern. There can be no assurance that negotiations with the Federal Trade Commission will result in a consent decree, that GE or InVision will find a buyer for the non-destructive testing business or, if such a buyer is found, that the buyer will be acceptable to the Federal Trade Commission and other relevant competition authorities.

      As noted above, issuance of a “Second Request” pursuant to the HSR Act bars a transaction from closing until such time as it is withdrawn or it is complied with and the additional 30-day waiting period applicable to the transaction has run. The Federal Trade Commission, operating pursuant to the HSR Act and corresponding regulations contained in 16 C.F.R. § 803.20, can therefore significantly affect the timing of the closing of the transaction. Ultimately, the Federal Trade Commission may also have influence over the structure of the transaction, as the parties could agree to negotiate a settlement whose provisions might directly impose significant structural changes. Also, a successful court challenge might involve a remedy that could similarly result in significant structural changes being imposed on the transaction.

      The merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both GE and InVision have made (or will make) additional filings, as required by these foreign regulatory authorities. Under some of these regulations, the merger cannot be consummated until the applicable approvals or expiration or termination of any applicable waiting periods have been made or expired or terminated.

      InVision has either submitted or closely assisted GE in submitting competition filings in 14 non-United States jurisdictions, specifically, Austria, Brazil, the Czech Republic, France, Germany, Ireland, Israel, Italy, Portugal, the Slovak Republic, Spain, Taiwan, Turkey and the United Kingdom. As of the date of this proxy statement, the merger has received the necessary regulatory clearances in Israel and the Slovak Republic.

      Although the specific rules and regulations vary by jurisdiction, each of the non-United States jurisdictions has the right to review the materials submitted to it, to request additional materials and, in almost all instances, to initiate a more thorough investigation, which could result in preventing the closing of the transaction or delaying its closing for a period of weeks or months. InVision and GE could seek to resolve any such foreign competition law concerns by means of a negotiated settlement, which could significantly affect the timing of the closing of the transaction and result in significant structural changes to the transaction, or could face future legal challenge in these countries resulting in judgments with significant structural changes imposed on the transaction.

      At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

Effect on InVision Convertible Notes

      As a result of the merger, each outstanding 3% Convertible Senior Note due 2023 of InVision may be converted into shares of InVision common stock prior to the effective time of the merger. Because holders of InVision common stock are entitled to receive $50.00 in cash, without interest and subject to any applicable withholding taxes, for each share of InVision common stock held by them, regardless of the number of shares of InVision common stock outstanding, the conversion of outstanding 3% Convertible Senior Notes into shares of InVision common stock will not impact the consideration to be received by holders of InVision common stock in the merger. After the effective time of the merger, subject to specified conditions, any 3% Convertible Senior Note that was not converted into InVision common stock may be converted into the merger consideration to be paid to InVision stockholders, which will be an amount equal to $50.00 in cash, without interest, for each share of InVision common stock into which such 3% Convertible Senior Note is convertible. The holders of any 3% Convertible Senior Note outstanding after the effective time of the merger may require InVision to repurchase any 3% Convertible Senior Notes. Under the terms of the 3% Convertible Senior Notes, we are required to send the holders of the 3% Convertible Senior Notes a notice regarding the effect of the merger on such 3% Convertible Senior Notes.

THE MERGER AGREEMENT

      The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety.

Merger Consideration

      Upon completion of the merger, each outstanding share of InVision common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $50.00 in cash, without interest. The price of $50.00 per share was determined through arm’s-length negotiations between us and GE. Upon completion of the merger, no shares of InVision common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

      Your right to receive $50.00 per share in cash, without interest, will occur automatically upon completion of the merger. Prior to the effective time of the merger, GE will enter into an agreement with a bank or trust company selected by GE to act as paying agent under the merger agreement. GE will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of InVision common stock.

      Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares, other than dissenting stockholders, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

      In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

      If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by GE or the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against GE or the paying agent.

      Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

      One hundred and eighty days after the effective time, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of InVision stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one hundred and eighty day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

      The cash paid to you upon conversion of your shares of InVision common stock will be issued in full satisfaction of all rights relating to the shares of InVision common stock.

Effect on InVision Stock Options

      Each stock option to acquire InVision common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be canceled. In consideration of such cancellation, InVision or the surviving corporation will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess of the merger consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, whether or not then vested or exercisable.

Effect on InVision Employee Stock Purchase Plan

      Our Employee Stock Purchase Plan will be terminated immediately prior to the effective time of the merger. Any purchase rights outstanding at the time of termination of the purchase plan will be exercised, and each share of InVision common stock acquired upon exercise of such purchase right will be converted in the merger into $50.00 in cash, without interest.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by GE and InVision and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of GE and a party to the merger agreement, will merge with and into InVision. InVision will survive the merger as a wholly owned Delaware subsidiary of GE. If the merger agreement is adopted by InVision stockholders, the merger will be completed as soon as all of the other conditions to the merger set forth in the merger agreement have been satisfied or waived by GE or InVision, as applicable. These conditions are described below under “— Conditions to the Merger.”

Representations and Warranties

      The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

      The merger agreement contains customary representations and warranties of InVision as to, among other things:

•	our organization, good standing and corporate power;

•	our capitalization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

•	our SEC documents and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	legal proceedings;

•	compliance with laws and permits;

•	accuracy of information in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	government contracts;

•	title to properties;

•	intellectual property;

•	insurance, claims and warranties;

•	opinions of financial advisors;

•	brokers and other advisors; and

•	state takeover statutes.

      In addition, the merger agreement contains representations and warranties by GE and Merger Sub as to, among other things, GE having sufficient funds to consummate the transactions contemplated by the merger agreement.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of InVision” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement.

Covenants

Conduct of InVision Business

      We have agreed in the merger agreement that, unless GE otherwise consents in writing, we will carry on our business in the ordinary course, consistent with past practice, use reasonable best efforts to comply in all material respects with all applicable laws and the requirements of all material contracts and permits, use commercially reasonable efforts to maintain and preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees and use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by us and our subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice.

      In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without GE’s prior written consent:

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of our capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of our capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of our capital stock, voting securities or equity interests;

•	redeem, purchase or otherwise acquire any of our outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of our capital stock, voting securities or equity interests;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock or otherwise make any payments to our stockholders in their capacity as such;

•	split, combine, subdivide or reclassify any shares of our capital stock;

•	amend or waive any of our rights under, or accelerate the vesting under, any provision of our stock plans;

•	incur any indebtedness for borrowed money or guarantee any indebtedness, or enter into a “keep well” or similar agreement;

•	sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of our properties or assets (including securities of our subsidiaries) to any person;

•	make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $2,000,000 in the aggregate during any three-consecutive month period;

•	make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other entity, business, division or assets;

•	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to our employees in the ordinary course of business consistent with past practice) to, any entity other than a wholly owned subsidiary in the ordinary course of business consistent with past practice;

•	enter into, terminate or amend any material contract;

•	enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate;

•	make or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in generally accepted accounting principles or applicable law;

•	amend our charter documents or the charter documents of our subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms;

•	settle or compromise any litigation or proceeding to the extent that such settlement or compromise (1) requires that we pay more than $1,000,000 in the aggregate or (2) does not provide for a full release of us;

•	enter into any material transaction with any of our executive officers or directors;

•	conduct business with a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya or Sudan; or

•	agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the merger not being satisfied.

      The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business of the Company” in Annex A to this proxy statement.

No Solicitation of Transactions by InVision

      We have agreed, prior to the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the initiation of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal (as defined below);

•	participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, any Takeover Proposal;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to GE, the board of directors’ recommendation that our stockholders adopt the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

•	enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the completion of any Takeover Proposal.

      Notwithstanding these limitations:

•	if our board of directors receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of the merger agreement or any standstill agreement and that the board of directors determines in good faith is reasonably likely to result in a Superior Proposal (as defined below) and with respect to which the board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for the board to comply with its fiduciary duties to our stockholders under Delaware law, then we may (but only prior to obtaining stockholder approval of the merger), in response to such Takeover Proposal and after providing GE not less than 24 hours written notice of our intention to take such actions: (1) furnish information to the person making such Takeover Proposal, but only after such person enters into a customary confidentiality agreement with us that is no less favorable to us than our confidentiality agreement with GE, and (2) participate in discussions and negotiations with such person regarding such Takeover Proposal;

•	our board of directors may withdraw or modify its recommendation that our stockholders adopt the merger agreement, or recommend a Superior Proposal, if the board determines in good faith, after reviewing applicable provisions of state law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the board of directors of its fiduciary duties to our stockholders under Delaware law; and

•	if our board of directors receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of the merger agreement or any standstill agreement and that the board determines in good faith constitutes a Superior Proposal, the board of directors may, in response to such Superior Proposal and within a set timeframe, enter into a definitive agreement with respect to such Superior Proposal; however, in such circumstances, InVision would be required to pay a $32,000,000 termination fee to GE as described below under “Fees and Expenses.”

      Prior to responding to an unsolicited Takeover Proposal, we must give GE notice of the Takeover Proposal. We must furnish GE with simultaneous copies of any non-public information that we provide to the person that made such unsolicited Takeover Proposal.

      Under the merger agreement, “Takeover Proposal” means any inquiry, proposal or offer from anyone (other than GE) relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of our assets and those of our subsidiaries having a fair market value equal to 15% or more of InVision’s consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable;

•	direct or indirect acquisition of 15% or more of any class of our equity securities;

•	tender offer or exchange offer that if consummated would result in anyone beneficially owning 15% or more of any class of our equity securities; or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution (other than liquidation or dissolution of our wholly owned subsidiaries) or similar transaction involving: (1) us or involving any of our subsidiaries (other than mergers, consolidations, business combinations or similar transactions involving solely us and/or one or more of our subsidiaries and mergers in order to effect acquisitions by us or our subsidiaries that if consummated would result in a person beneficially owning not more than 14.9% of any class of equity securities of us or any of our subsidiaries) or (2) any of our assets and those of our subsidiaries having a fair market value equal to 15% or more of our consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable.

      Under the merger agreement, “Superior Proposal” means a bona fide written offer obtained not in breach of the merger agreement or any standstill agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of our equity securities or all or substantially all of our assets and those of our subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which our board of directors determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to our stockholders from a financial point of view than the merger, taking into account at the time of determination the ability of the entity making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Employee Benefits

      GE has agreed in the merger agreement to cause InVision (as its wholly owned subsidiary after the merger) to provide our employees, for a period of at least one year following the closing of the merger, with pay and benefits, other than our stock option or stock purchase plans, that are substantially comparable in the aggregate to those provided by us to our employees. Our employees will also be provided credit for prior service under applicable employee benefit plans. GE has also agreed that it will, or it will cause InVision (as its wholly owned subsidiary after the merger) to, assume the obligations under specified existing employment and severance agreements. If the merger is completed, InVision will become a wholly owned subsidiary of GE and will continue to be responsible for its employee benefits and compensation liabilities.

Other Covenants

      The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the Special Meeting;

•	recommendation by our board of directors that our stockholders adopt the merger agreement;

•	use of reasonable best efforts to consummate the merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger and, if necessary, to dispose of the non-destructive testing business of InVision’s subsidiaries;

•	public announcements;

•	access to information;

•	notification of breaches of representations and warranties, breaches of covenants and certain other matters;

•	indemnification and insurance; and

•	securityholder litigation.

Conditions to the Merger

      The parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the requisite vote of InVision’s stockholders;

•	the expiration or termination of the waiting period under the HSR Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals; and

•	no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal.

      GE’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties must be true and correct as of the date of the merger agreement and the date of the closing of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us, and our representation regarding capitalization must be true, except for immaterial inaccuracies, as of the date of the merger agreement and the date of the closing of the merger;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	since the date of the merger agreement through October 31, 2004 or, if sooner, the closing date of the merger, there must not have been any material adverse effect on us;

•	there must not be any action, investigation, proceeding or litigation pending or threatened by any governmental entity that would be reasonably likely to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of our shares by GE or Merger Sub or the completion of the merger, (2) impose limitations on the ability of GE to effectively exercise full rights of ownership of InVision or (3) result in a governmental investigation for the purpose of imposing criminal sanctions or material damages on GE or the surviving corporation in the merger;

•	none of our explosive detection systems shall have failed to maintain their respective certifications from the TSA or FAA, or failed to obtain re-certification if necessary;

•	GE must have received resignation letters from each member of our board of directors; and

•	since the date of the merger agreement, neither our Chief Executive Officer nor our Chief Financial Officer shall have failed to provide the necessary certifications under the Sarbanes-Oxley Act of 2002.

      The merger agreement provides that a “material adverse effect” on us means any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on:

•	our business, assets, results of operations or financial condition and of our subsidiaries taken as a whole, except that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be a material adverse effect on us: (1) any effect, change, event, occurrence or state of facts relating to the U.S. or the global economy in general and not specifically relating to (and to the extent not disproportionately affecting) us; (2) any effect, change, event, occurrence or state of facts resulting from any reduction in the U.S. federal budget for Homeland Security programs and not specifically relating to (and to the extent not disproportionately affecting) us; (3) any effect, change, event, occurrence or state of facts that arises out of or results from the announcement or pendency of the merger agreement or the merger; and (4) any effect, change, event, occurrence or state of facts resulting from (x) any action taken by us or our subsidiaries with GE’s express written consent or (y) the disposition of our non-destructive testing business in accordance with the merger agreement; or

•	our ability to perform our obligations under the merger agreement or consummate the merger.

      The merger agreement also provides that a “material adverse effect” on us shall be deemed to have occurred if (and only if) the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) has resulted in or would reasonably be expected to result in liability to GE or its subsidiaries (including us or our subsidiaries) or our diminution in value (including our subsidiaries) (however arising, including as a result of a diminution of our current or future revenues, earnings or net asset value (including our subsidiaries)) of $90,000,000 or more in the aggregate.

      Our obligation to complete the merger is also subject to the following conditions:

•	GE’s and Merger Sub’s representations and warranties must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GE; and

•	GE and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of InVision and GE;

•	by either InVision or GE if:

o	the merger is not completed by October 31, 2004; provided that: (1) if the merger shall not have been completed as a result of failure to obtain regulatory clearance (or there is an action, investigation, proceeding, litigation or ruling under antitrust law that (a) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of our shares by GE or Merger Sub or the completion of the merger, (b) imposes limitations on the ability of GE to effectively exercise full rights of ownership of us or (c) results in a governmental investigation for the purpose of imposing criminal sanctions or material damages on GE or the surviving corporation in the merger), then the date shall be automatically extended until January 31, 2005; and (2) a party may not so terminate the merger agreement if the failure of the merger to be completed was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

o	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal; provided that a party may not so terminate the merger agreement if such restraint was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

o	the required vote of our stockholders is not obtained to adopt the merger agreement at a meeting of our stockholders duly convened therefore or at any adjournment thereof;

•	by GE if:

o	we breach a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and our ability to cure such breach;

o	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that (1) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of our shares by GE or Merger Sub or the completion of the merger, (2) imposes limitations on the ability of GE to effectively exercise full rights of ownership of us or (3) results in a governmental investigation for the purpose of imposing criminal sanctions or material damages on GE or the surviving corporation in the merger;

o	we enter into an agreement relating to a Takeover Proposal or our board of directors (1) shall have withdrawn or modified, in a manner adverse to GE, its recommendation that our stockholders adopt the merger agreement or its approval of the merger, (2) shall have approved or recommended to our stockholders a Takeover Proposal, (3) shall not have rejected any proposal respecting a Takeover Proposal within 10 business days of the making thereof or (4) shall have failed to publicly reconfirm its recommendation that our stockholders adopt the merger agreement or its approval of the merger within five business days after receipt of a written request from GE that it do so if such request is made following the making by anyone of a Takeover Proposal;

•	by us if:

o	GE breaches a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and the ability of GE to cure such breach; and

o	(1) we have not breached our non solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (2) our stockholders have not adopted the merger agreement and (3) concurrently we enter into a definitive agreement providing for a Superior Proposal.

Fees and Expenses

      Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses. However, we must pay to GE an amount equal to $32,000,000 if the merger agreement is terminated because of any of the following (as summarized above):

•	our board of directors terminates the merger agreement to accept a Superior Proposal;

•	we enter into an agreement relating to a Takeover Proposal or our board of directors (1) shall have withdrawn or modified, in a manner adverse to GE, its recommendation that our stockholders adopt the merger agreement or its approval of the merger; (2) shall have approved or recommended to our stockholders a Takeover Proposal; (3) shall not have rejected any proposal respecting a Takeover Proposal within 10 business days of the making thereof; or (4) shall have failed to publicly reconfirm its recommendation that our stockholders adopt the merger agreement or its approval of the merger within five business days after receipt of a written request from GE that it do so if such request is made following the making by anyone of a Takeover Proposal; or

•	(1) a third party shall have made a Takeover Proposal for us; (2) our stockholders do not approve the adoption of the merger agreement (or the termination date is reached before our stockholders vote on whether to adopt the merger agreement and the reason the termination date is reached is not due to a breach of the merger agreement by GE); and (3) we enter into a definitive agreement with respect to a Takeover Proposal within 12 months of the termination of the merger agreement (which Takeover Proposal is ultimately closed) or we close another Takeover Proposal within 12 months of the termination of the merger agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2004 by: (1) each of our directors; (2) our Chief Executive Officer and four other most highly compensated executive officers whose total cash compensation exceeded $100,000 during our last completed fiscal year; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than 5% of our common stock. Unless otherwise indicated, the address for each of the persons listed in the table is c/o InVision, 7151 Gateway Boulevard, Newark, California 94560.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total

HARAX Holdings S.A.(2)	1,401,582	8.0%
22, Rue Marie Adelaide, L-2128
Luxembourg
Wellington Management Company LLP	1,179,580	6.8%
75 State Street
Boston, MA 02109
Neuberger Berman, LLC(3)	1,179,000	6.8%
605 Third Avenue
New York, NY 10158-3698
Perry Corp.(4)	1,025,998	5.9%
599 Lexington Avenue
New York, NY 10022
Sergio Magistri, Ph.D.(5)	457,542	2.6%
David M. Pillor(6)	258,669	1.5%
Giovanni Lanzara, Ph.D.(7)	258,492	1.5%
Bruno Trezza, Ph.D.(8)	256,798	1.5%
Stephen Blum(9)	68,333	*
Donald Mattson(10)	67,916	*
Morris D. Busby(11)	66,805	*
Andrew Siegel(12)	55,399	*
Louis A. Turpen(13)	48,333	*
Ross Mulholland(14)	39,947	*
Douglas P. Boyd, Ph.D.(15)	23,333	*
All executive officers and directors as a group (11 persons)(16)	1,601,567	8.5%

*	Less than 1%.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. Applicable percentages are based on 17,451,806 shares of our common stock outstanding on April 1, 2004.

(2)	All of the shares are held directly by HARAX Holdings S.A. The directors of HARAX vote and invest the shares held by HARAX, and two of three directors must concur to take these actions. The current three directors of HARAX are Luisella Moreschi, Sandrine Klusa and Angela Cinarelli.

Arsene Kronshagen is the sole stockholder of HARAX, and as such may also be deemed to have voting and investment power over the shares. The directors disclaim beneficial ownership of the shares held by HARAX.

(3)	Neuberger Berman, LLC is deemed to be a beneficial owner for purpose of Rule 13(d) since it has shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. In addition, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners for purposes of Rule 13(d) of 764,100 shares since they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger Berman’s various mutual funds which hold such shares in the ordinary course of their business.

(4)	Perry Corp. is the indirect beneficial owner of 495,998 shares of InVision common stock and options to purchase 530,000 shares exercisable within 60 days of April 1, 2004 held by investment funds managed by Perry Corp. to which Perry Corp. serves as investment advisor. Perry Corp. has sole power to vote and sole power to dispose of the common stock, the options and the common stock underlying such options. By virtue of his position as President, sole director and sole stockholder of Perry Corp., Richard C. Perry may be considered to indirectly beneficially own such common stock and options. Mr. Perry disclaims any beneficial ownership interest of the common stock and the options held by any funds for which Perry Corp. acts as the general partner and/or investment adviser, except for that portion of such common stock and options that relates to his economic interest in such funds.

(5)	Includes 406,231 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(6)	Includes 256,424 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(7)	Includes 41,886 shares held by PASTEC Holdings, S.A. Giovanni Lanzara is the controlling stockholder of PASTEC. Also includes 158,163 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(8)	Includes 85,474 shares held by HAKON Holdings, S.A. Bruno Trezza is the controlling stockholder of HAKON. Also includes 171,324 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(9)	Consists of shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(10)	Includes of 67,368 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(11)	Includes 327 shares held by BGI, Inc. Ambassador Busby is President and a controlling stockholder of BGI. Also includes 66,478 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(12)	Includes 52,499 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(13)	Consists of shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(14)	Includes 39,443 shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(15)	Consists of shares issuable pursuant to options exercisable within 60 days of April 1, 2004.

(16)	Includes 1,357,929 shares issuable pursuant to options exercisable within 60 days of April 1, 2004 held by executive officers and directors or related security holders. See Notes 5-15 above.

      In addition, as described above under “The Merger — Interests of Our Directors and Executive Officers in the Merger”, immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other employees, will immediately vest and become exercisable. All stock options will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess of $50.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

      Our common stock is quoted on the Nasdaq National Market under the ticker symbol “INVN.” This table shows, for the periods indicated, the high and low sales price per share for InVision common stock as reported by the Nasdaq National Market.

	InVision
	Common Stock

	High	Low

Year ended December 31, 2003
First Quarter (quarter ended 3/30/03)	$29.70	$19.82
Second Quarter (quarter ended 6/29/03)	$25.10	$20.65
Third Quarter (quarter ended 9/28/03)	$27.97	$22.02
Fourth Quarter (quarter ended 12/31/03)	$34.72	$24.08
Year ended December 31, 2002
First Quarter (quarter ended 3/31/02)	$49.76	$24.70
Second Quarter (quarter ended 6/30/02)	$43.40	$17.42
Third Quarter (quarter ended 9/29/02)	$37.25	$21.60
Fourth Quarter (quarter ended 12/31/02)	$37.50	$22.78

      The high and low sales price per share for InVision common stock as reported by the Nasdaq National Market on May 20, 2004, the last trading day prior to the date of this proxy statement were $49.67 and $49.61, respectively.

      On May 15, 2004, our common stock was held of record by 244 stockholders.

      We have not declared or paid any cash dividends on our capital stock previously, and we have agreed not to pay cash dividends under our current bank line of credit. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

      The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

      We will hold an Annual Meeting of Stockholders in 2004, or the 2004 Annual Meeting, only if the merger is not completed. Proposals of stockholders that are intended to be presented at the 2004 Annual Meeting must have been received at our executive offices in Newark, California no later than January 9, 2004 to be included in the proxy statement and proxy card related to such meeting.

      Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2004 annual meeting of stockholders must have provided certain information to us between March 14, 2004 and April 13, 2004 unless the date of our 2004 annual meeting of stockholders is before May 13, 2004 or after July 12, 2004, in which case the dates for submission of such matters or proposals shall be not more than 90 days and not less than 60 days before the 2004 annual meeting of stockholders or, in the event public announcement of the date of the 2004 annual meeting of stockholders is first made by us fewer than 70 days prior to the date of the 2004 annual meeting of stockholders, the close of business on the 10th day following the day on which public announcement of the date of the 2004 annual meeting of stockholders is first made by us. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

      We and GE file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we and GE file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

      GE has supplied all information contained in this proxy statement relating to GE and Merger Sub and we have supplied all information relating to us.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 21, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of March 15, 2004
among
GENERAL ELECTRIC COMPANY,
JET ACQUISITION SUB, INC.
and
INVISION TECHNOLOGIES, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2004 (this “Agreement”), is among GENERAL ELECTRIC COMPANY, a New York corporation (“Parent”), JET ACQUISITION SUB, INC., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and INVISION TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

      WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to in writing by the parties hereto.

      SECTION 1.3     Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

      SECTION 1.4     Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.5     Certificate of Incorporation and By-laws of the Surviving Corporation.

      (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

      (b) At the Effective Time and without any further action on the part of the Company and Merger Sub, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

      SECTION 1.6     Directors of the Surviving Corporation. Parent shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.7     Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

      SECTION 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Appraisal Shares) shall be converted into the right to receive $50.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      SECTION 2.2     Surrender of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Such funds provided to the Paying Agent are referred to herein as the “Payment Fund”.

      (b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

      (c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

      (e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

      (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

      SECTION 2.3     Company Stock Options.

      (a) Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and use its best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

      (b) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

      SECTION 2.4     Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

      SECTION 2.5     Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:

      SECTION 3.1     Organization, Standing and Corporate Power.

      (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each U.S. state and, to the extent applicable in such jurisdiction, each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (1) any effect, change, event, occurrence or state of facts relating to the U.S. or the global economy in general and not specifically relating to (and to the extent not disproportionately affecting) the Company; (2) any effect, change, event, occurrence or state of facts resulting from any reduction in the U.S. federal budget for Homeland Security programs and not specifically relating to (and to the extent not disproportionately affecting) the Company, (3) any effect, change, event, occurrence or state of facts that arises out of or results from the announcement or pendency of this Agreement or any of the Transactions; and (4) any effect, change, event, occurrence or state of facts resulting from (x) any action taken by the Company or its Subsidiaries with Parent’s express written consent or (y) the disposition of the Company NDT Business in accordance with this Agreement or (ii) the Company’s ability to perform its obligations under this Agreement or consummate the Transactions. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether the conditions set forth in Sections 6.2(a) and 6.2(d) have been satisfied and whether Parent may terminate this Agreement pursuant to Section 7.1(c)(i), a “Company Material Adverse Effect” shall be deemed to have occurred if (and only if) the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) has resulted in or would reasonably be expected to result in liability to Parent or its Subsidiaries (including, for purposes hereof, the Company (or its Subsidiaries)) or diminution in the value of the Company (including its Subsidiaries) (however arising, including as a result of a diminution of the current or future revenues, earnings or net asset value of the Company (including its Subsidiaries)) of $90,000,000 or more in the aggregate.

      (b) Exhibit 21.1 of the Company’s Form 10-K for the year ended December 31, 2003 lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Exhibit 21.1 of the Company’s Form 10-K for the year ended December 31, 2003 or in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

      (c) The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and by-laws (the “Company Charter Documents”) and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2001 through the date of this Agreement.

      SECTION 3.2     Capitalization.

      (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on March 5, 2004 (except with respect to the information in clause (ii) below, which is as of the close of business on March 11, 2004), (i) 17,995,656 shares of Company Common Stock were issued and outstanding (of which 687,153 shares of Company Common Stock were held by the Company in its treasury), (ii) 4,557,462 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,210,931 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 3,906,250 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3% Convertible Senior Notes due 2023 (“Convertible Notes”) issued pursuant to an Indenture, dated as of September 19, 2003, between the Company and U.S. Bank National Association (the “Indenture”) (a complete and correct copy of which has been delivered or made available to Parent). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of March 11, 2004, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto, (2) the date of grant, (3) the expiration date, (4) exercise price thereof, (5) the name of the holder thereof and (6) the number of options that are vested. The weighted average exercise price as of February 10, 2004 of the then outstanding Options granted under the Company Stock Plans was not less than $22.50. Between March 5, 2004 and the date of this Agreement, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

      (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

      (c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list of the following information, as of the date of this Agreement, with respect to the Convertible Notes: (i) the aggregate principal amount thereof, (ii) the aggregate amount of accrued and unpaid interest thereon and (iii) the conversion price thereof as of the date hereof.

      SECTION 3.3     Authority; Noncontravention; Voting Requirements.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

      (b) The Company’s Board of Directors, at a meeting duly called and held, has by unanimous vote of all directors present (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”).

      (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, Intellectual Property Rights or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) that is listed in Section 3.13(a)

of the Company Disclosure Schedule or that is otherwise material to the business of the Company or its Subsidiaries or any Permit.

      (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

      SECTION 3.4     Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, “Foreign Antitrust Laws”), and (v) filings with the U.S. Department of State required under Section 122.4 of the International Traffic in Arms Regulations, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

      SECTION 3.5     Company SEC Documents; Undisclosed Liabilities.

      (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since January 1, 2001 (collectively, together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “2003 Form 10-K”) in the form included in Section 3.5(a) of the Company Disclosure Schedule, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”)). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates and the date of each amendment thereto filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied (or, in the case of the 2003 Form 10-K, will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained (and, in the case of the 2003 Form 10-K, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or, in the case of the 2003 Form 10-K, will be) made, not misleading. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The 2003 Form 10-K will be filed with the SEC on the date hereof in the form included in Section 3.5(a) of the Company Disclosure Schedule.

      (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

      (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by the Company with the SEC after the date of this Agreement in accordance with applicable SEC requirements with respect to disclosure controls and procedures maintained by the Company after the date hereof (it being understood that any such disclosure in such reports shall not have the effect of modifying the representation set forth in this sentence, to the extent this representation relates to the period prior to the date hereof), such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has provided to Parent a correct and complete summary of any such disclosure made by management of the Company to the Company’s auditors and audit committee since January 1, 2002. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed since January 1, 2001, the principal executive officer and the principal financial officer of Company have made (or, in the case of the 2003 Form 10-K, will make at the time of filing thereof) all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct.

      (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Filed Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, between the Company’s proxy statement dated May 9, 2003 and the date of this Agreement, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      (e) Since July 30, 2002, (x) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

      (f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2003 (the “Balance Sheet Date”) (including the notes thereto) included in the 2003 Form 10-K, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (iii) incurred after the date hereof in accordance with Section 5.2.

      SECTION 3.6     Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date of this Agreement (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

      SECTION 3.7     Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (including their respective Intellectual Property Rights) by or before any Governmental Authority, including, in each case, in connection with an alleged violation of applicable Laws relating to (i) the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State (“Export Control Requirements”), or (ii) improper payments, including the Foreign Corrupt Practices Act.

      SECTION 3.8     Compliance With Laws; Permits.

      (a) The Company and its Subsidiaries are (and since January 1, 2002 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and improper payments). Without limiting the generality of the foregoing, except as set forth in Section 3.8(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya or Sudan. Since January 1, 2002, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and improper payments).

      (b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, “Permits”). The Company and its Subsidiaries are (and since January 1, 2002 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

      SECTION 3.9     Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

      SECTION 3.10     Tax Matters.

      (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it (including all Section 338 elections relating to the Company’s acquisition of Yxlon International Holding GmbH and its Subsidiaries), and all such Tax Returns and elections are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

      (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

      (c) The Federal income Tax Returns of the Company and each of its U.S. Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through September 1996. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

      (d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

      (e) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding.

      (f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

      (g) The Company has made available to Parent complete and correct copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

      (h) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code during the 5-year period ending on the Closing Date.

      (i) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      SECTION 3.11     Employee Benefits and Labor Matters.

      (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of the following matters as of the date of this Agreement: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements or payroll practices, including employment, consulting or other compensation agreements, collective bargaining agreements, and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case pursuant to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”); but excluding all plans, agreements, policies, arrangements or practices providing for “at will” employment which can be terminated without liability in excess of $200,000 in the aggregate or $50,000 for any single such plan, agreement, policy, arrangement or practice (collectively, including the Company Stock Plans, the “Company Plans”). Section 3.11(a) of the Company Disclosure Schedule separately sets forth as of the date of this Agreement each Company Plan which is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

      (b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions, or if there is none for a particular Company Plan, the primary written explanation to employees of that plan; and (v) written descriptions of all non-written agreements relating to the Company Plans.

      (c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, since January 1, 2001, the Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

      (d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code (in the case of tax-favored treatment for U.S. federal income tax purposes) or other applicable Laws (other than the Laws of the United States or jurisdictions located within the United States and its territories) meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, nothing has occurred with respect to the operation of the Company Plans that would reasonably be expected to cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

      (e) Neither the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA (“ERISA Affiliates”) has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. Parent will not have by reason of the consummation of the Transactions any additional obligation or liability (contingent or otherwise) (i) with respect to any Multiemployer Plan, or (ii) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).

      (f) With respect to each Company Post-Employment Benefit Plan (as defined below), the Company has provided or made available to Parent separately as to each such plan as of December 31, 2003: (i) a statement of the liabilities under such plan (as determined using actuarial assumptions consistent with U.S. GAAP (regardless of whether U.S. GAAP applies), (ii) a list of all assets of such plan, (iii) the amount of any book reserves or other amounts set aside for payment of liabilities arising under such plan, and (iv) the amount or a description of any undisclosed liabilities arising under such plan. A “Company Post-Employment Benefit Plan” is any Company Plan providing for post-employment benefits other than (v) a governmental plan (within the United States) to which contributions are mandatory, such as Social Security or Medicare, (w) a defined contribution plan within the meaning of Section 414(i) of the Code, (x) a plan the liability for which is contingent on an event (such as death or disability) occurring while the employee is still an employee and the benefit is provided pursuant to one or more insurance policies or annuity contracts for which the premiums have been paid currently, (y) a plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States or (z) where all liabilities under such plan are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any of its Subsidiaries.

      Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, each Company Post-Employment Benefit Plan primarily covering current or former employees of the Company or any of its

Subsidiaries is funded through assets held in a trust or similar funding vehicle, insurance, annuity contracts or similar agreements, or amounts reserved on the financial statements of the Company or any of its Subsidiaries such that the liabilities arising under such plan (as calculated using actuarial assumptions and methods consistent with U.S. GAAP regardless of whether U.S. GAAP applies) are fully satisfied or provided for. Each Company Plan complies in all material respects with all applicable Laws and to the extent such plan is intended or required to register with any Governmental Authority such plan is and has been properly registered.

      (g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Company SEC Documents for the period ending as of the Closing Date and for the three preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on such balance sheets. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

      (h) There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Company Plan.

      (i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.

      (j) Except as otherwise disclosed in Section 3.11(j) of the Company Disclosure Schedule, no liability under any Company Plan is funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AA (or better) by Standard & Poor’s Corporation or the equivalent by a nationally recognized rating agency.

      (k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

      (l) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

      (m) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

      (n) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar laws of any state within the United States, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

      (o) Except (i) as set forth in Section 3.11(o) of the Company Disclosure Schedule or (ii) as set forth in Sections 2.1 and 2.3, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

      (p) Neither the Company nor any of its Subsidiaries has a contract, plan or legally binding commitment to create any additional Company Plan or to modify any existing Company Plan. Neither the Company nor any of its Subsidiaries has announced in writing an intention to create any additional Company Plan or to modify any existing Company Plan.

      (q) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan. For purposes of this Section 3.11(q), a Company Stock Plan shall not be deemed to be a Company Plan.

      (r) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

      (s) Except as disclosed in Section 3.11(s) of the Company Disclosure Schedule, (i) none of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative (“labor organization”) and (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. To the extent that any consultation or other obligations with respect to any labor organizations arise as a result of or are required to effect the Transactions, either under Law or Contract, the Company will fully satisfy all such obligations prior to Closing. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations or other similar labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since September 1, 2003.

      SECTION 3.12     Environmental Matters.

      (a) Except (i) as set forth in Section 3.12(a) of the Company Disclosure Schedule and (ii) for those matters that, individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $1,000,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries relating to or arising under Environmental Laws; (C) since January 1, 2001, neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently, or to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to give rise to Environmental Liabilities. The matters set forth in Section 3.12(a) of the Company Disclosure Schedule, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      (b) The Company has made available correct and complete copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s possession or in the possession of a third party that performed such services on the Company’s behalf and have been performed with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

      (c) The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters; and no real estate owned or leased by the Company or any of its Subsidiaries is located in New Jersey or Connecticut.

      (d) (i) The Company and its Subsidiaries have obtained and currently maintain all Permits necessary under Environmental Laws for their operations, (ii) there is no investigation known to the Company, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Permits, and (iii) neither the Company nor any of its Subsidiaries has received any notice from any Person to the effect that there is lacking any Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.

      (e) Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $1,000,000, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its Subsidiaries or to the Knowledge of the Company, any of their respective predecessors (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

      (f) Neither the Company nor any of its Subsidiaries has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

      (g) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, in any case to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person under Environmental Laws.

(iii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, “pollutant”, “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

      SECTION 3.13     Contracts.

      (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations (contingent or otherwise): (i) Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, (ii) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Affiliates (excluding natural persons) to compete in any geographic area or line of business, (iii) partnership or joint venture agreement, (iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2001 (other than acquisitions or leases of supplies, office equipment or raw materials for operations in the ordinary course of business consistent with past practice), (v) Contract with any (A) Governmental Authority that involves consideration (whether or not measured in cash) in fiscal year 2003 in excess of $2,500,000 or that is reasonably likely to involve consideration in fiscal year 2004 or fiscal year 2005 in excess of $2,500,000 or (B) director, officer or other Affiliate of the Company, (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (vii) voting agreement, (viii) license or royalty-bearing Contract (including all Intellectual Property Licenses, but excluding such licenses related to Intellectual Property related to Software embedded in or intended to be installed on products of the Company or any of its Subsidiaries which licenses are incorporated in its product sales and service agreements in the ordinary course of business (“Embedded Licenses”), licenses of commercial off-the-shelf Software and contract manufacturing Contracts and equipment or component testing Contracts entered into in the ordinary course of business), (ix) customer, client or supply Contract of the Company or any Subsidiary of the Company that involves consideration (whether or not measured in cash) in fiscal year 2003 in excess of $2,500,000 or that is reasonably likely to involve consideration in fiscal year 2004 or fiscal year 2005 in excess of $2,500,000, (x) sales representative or distribution Contract, (xi) collective bargaining agreement, (xii) “standstill” or similar agreement, (xiii) lease or rental Contract involving real property or payments in excess of $100,000 per year, (xiv) Contract (other than Embedded Licenses and contract manufacturing Contracts, equipment or component testing Contracts, product sale and service agreements and agreements to manufacture components, in each case entered into in the ordinary course of business) providing for indemnification by the Company or any of its Subsidiaries against any charge of infringement of any Intellectual Property Rights, (xv) consulting Contract that is not terminable by the Company or its Subsidiaries on notice of 90 days or less, (xvi) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (A) product design or development Contract or (B) Contract granting a right of first refusal or first negotiation, (xvii) Contract that is otherwise material to the business of the Company or its Subsidiaries whether or not entered into in the ordinary course of business consistent with past practice and (xviii) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

      (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Transactions and no approval, consent or waiver of any Person is needed in order that any Material Contract continue to be valid, binding and in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

      SECTION 3.14     Government Contracts. In connection with the business of the Company and its Subsidiaries:

      (a) With respect to each Government Contract and Government Subcontract, since January 1, 2000 (i) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with the terms and conditions of such Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference, or by operation of law therein; (ii) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all applicable Laws or agreements pertaining to such Government Contract or Government Subcontract, including, where applicable, the Truth in Negotiations Act and the Company’s Cost Accounting Standards disclosure statement, if any; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Subcontract were complete and correct as of their effective date and each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all such representations and certifications; (iv) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company, its Subsidiaries or any of their respective Affiliates, either in writing or orally, that the Company, its Subsidiaries or any such Affiliate has breached or violated any enactment, certification, regulation, representation, clause, provision or requirement pertaining to such Government Contract or Government Subcontract; (v) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect pertaining to such Government Contract or Government Subcontract; (vi) to the Knowledge of the Company, no cost incurred by the Company, its Subsidiaries or any of their respective Affiliates pertaining to such Government Contract or Government Subcontract has been challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority and (vii) no money due to the Company or any of its Subsidiaries pertaining to such Government Contract or Government Subcontract has been withheld, reduced or set off nor has any claim been made to withhold or set off money and, to the Knowledge of the Company, the Company and its Subsidiaries are entitled to all progress payments received with respect thereto.

      (b) None of the Company, its Subsidiaries or any of their respective Affiliates nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents is, or since January 1, 2000 has been, under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or any audit or investigation by the Company, its Subsidiaries or any of their respective Affiliates with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract and since January 1, 2000, none of the Company, its Subsidiaries or any of their respective Affiliates has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Subcontract.

      (c) There are (i) no outstanding claims against the Company, its Subsidiaries or any of their respective Affiliates, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (ii) no disputes between the Company, its Subsidiaries or their respective Affiliates, on the one hand, and the United States government, on the other hand, under the Contract Disputes Act or any other U.S. federal statute or between the Company, its Subsidiaries and their respective Affiliates, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Subcontract. None of the Company, its Subsidiaries and their respective Affiliates has any direct financial interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

      (d) Since January 1, 2000, (i) none of the Company, its Subsidiaries or any of their respective Affiliates has been debarred or suspended from participation in the award of Contracts with any Governmental Authority; (ii) to the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or any of their respective Affiliates, or any director, officer or employee of the Company, its Subsidiaries or any of their respective Affiliates and (iii) the Company’s and its Subsidiaries’ cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements included in the Filed Company SEC Documents with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with applicable Laws.

      (e) Since January 1, 2000, (i) all test and inspection results provided by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority pursuant to any Government Contract or Government Subcontract or to any other Person pursuant to a Government Contract or Government Subcontract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract or Government Subcontract of any article designed, engineered, manufactured or repaired by the Company, its Subsidiaries or any of their respective Affiliates were complete and correct in all material respects as of the date so provided and (ii) the Company and its Subsidiaries have provided all test and inspection results to any Governmental Authority or to any other Person pursuant to a Government Contract or Government Subcontract as required by applicable Law and the terms of the applicable Government Contract or Government Subcontract.

      (f) No statement, representation or warranty made by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority in connection with any Government Contract or Government Subcontract or to another party where the ultimate contracting party is a Governmental Authority contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

      (g) For purposes of this Section 3.14, the term “Affiliates” shall be deemed to exclude natural persons and entities controlled by such natural persons.

      SECTION 3.15     Title to Properties. Each of the Company and its Subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Section 3.15 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement.

      SECTION 3.16     Intellectual Property.

      (a) Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are the sole and exclusive owner of, or have a valid right to use, sell or license, as the case may be, all Intellectual Property and Technology (“Intellectual Property Rights”), and have a continuing right to use, sell or license, as the case may be, all material Intellectual Property Rights, used, sold or licensed by the Company and its Subsidiaries, as applicable, in the business of the Company and its Subsidiaries as presently conducted and as currently proposed by the Company’s management to be conducted.

      (b) Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, the products and operation of the business of the Company and its Subsidiaries and the use of the Intellectual Property and Technology owned by the Company and its Subsidiaries in connection therewith, and their present and currently proposed business practices and methods, do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right of any third party. The Intellectual Property owned by or licensed to each of the Company and its Subsidiaries includes all of the Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses have been and are currently being conducted, and as currently proposed to be conducted by the Company’s management.

      (c) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the licenses listed in Section 3.16(c) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is obligated to make any payments, whenever due, by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business.

      (d) Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, material unregistered Marks currently used, registered Copyrights, and pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed as of the date of this Agreement.

      (e) Except as disclosed in Section 3.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property to any Person on an

exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property (excluding nonexclusive Embedded Licenses).

      (f) Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, no non-public, proprietary Intellectual Property material to the business of the Company or any of its Subsidiaries as presently conducted have been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or subject to other confidentiality obligations that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property Rights of the Company and its Subsidiaries.

      (g) Except as disclosed in Section 3.16(g) of the Company Disclosure Schedule, the Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights, and have not received written notice of any such threatened claim, and, to the Knowledge of the Company, there are no facts or circumstances which management reasonably believes are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights. To the Knowledge of the Company, all material Intellectual Property owned by the Company or any of its Subsidiaries are valid and, except with respect to Patents for which applications are pending and rights extending beyond common law rights in Marks for which applications are pending, enforceable.

      (h) Except as disclosed in Section 3.16(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

      SECTION 3.17     Insurance, Claims and Warranties.

      (a) All material insurance policies of the Company and its Subsidiaries (the “Policies”) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). With respect to each of the legal proceedings relating to events occurring on September 11, 2001 set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage and, with respect to each of the other legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage as of the date of this Agreement. The Transactions will not cause the Policies not to remain in full force and effect, and the Policies will not in any way be affected by, and will not terminate or lapse by reason of, the Transactions.

      (b) Section 3.17(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2001 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance. No circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

      (c) Section 3.17(c) of the Company Disclosure Schedule contains a complete and correct statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 12 months. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments and all express or implied warranties.

      SECTION 3.18     Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Deutsche Bank Securities Inc. (“Deutsche Bank”) and Dresdner Kleinwort Wasserstein (“Dresdner”), each dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinions”). A complete and correct copy of each Fairness Opinion has been delivered to Parent. The Company represents and warrants that it has been authorized by Deutsche Bank and Dresdner, as applicable, to permit the inclusion of their respective Fairness Opinions and references thereto in the Proxy Statement.

      SECTION 3.19     Brokers and Other Advisors. Except for Deutsche Bank and Dresdner, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered or made available to Parent correct and complete copies of the Company’s engagement letter with each of Deutsche Bank and Dresdner, which letters describe all fees payable to Deutsche Bank and Dresdner, as the case may be, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Deutsche Bank and Dresdner, as the case may be (the “Engagement Letters”).

      SECTION 3.20     State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement (and the Transactions) is sufficient to render inapplicable to this Agreement (and the Transactions) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to the Company:

      SECTION 4.1     Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

      SECTION 4.2     Authority; Noncontravention.

      (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

      (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

      SECTION 4.3     Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.4     Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.5     Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      SECTION 4.6     Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

      SECTION 4.7     Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

      SECTION 5.1     Preparation of the Proxy Statement; Stockholder Meeting.

      (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinions of Deutsche Bank and Dresdner referred to in Section 3.18. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company. Parent agrees to furnish to the Company all information concerning Parent and its Subsidiaries, officers and directors as may be reasonably requested in connection with the foregoing.

      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

      SECTION 5.2     Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) use reasonable best efforts to comply in all material respects with all applicable Laws (including making appropriate voluntary disclosures to Governmental Authorities) and the requirements of all Material Contracts and Permits, (y) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and (ii) retain the services of its present officers and key employees, and (z) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly permitted by this

Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock (A) to participants in the Company’s 2002 Employee Stock Purchase Plan in accordance with the terms thereof as of the Balance Sheet Date, or upon the exercise of options granted under the Company Stock Plans in accordance with the terms thereof as of the Balance Sheet Date and (B) upon the conversion of Convertible Notes, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required (A) pursuant to employment agreements in effect on the date of this Agreement (complete and correct copies of which have been delivered or made available to Parent by the Company) or (B) as a result of the Transactions in accordance with the terms of the applicable Company Stock Plan as of the Balance Sheet Date;

(b) incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement), other than (i) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company, (ii) indebtedness in respect of performance bonds and letters of credit issued in the ordinary course of business consistent with past practice under the Company’s existing credit facility with Silicon Valley Bank and (iii) borrowings by Yxlon International X-Ray GmbH under its credit facilities existing on the date hereof with Dresdner and Vereins und Westbank, in the ordinary course of business consistent with past practice;

(c) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products and Embedded Licenses, in each case in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, or (C) dispositions of obsolete or worthless assets;

(d) make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

(e) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business, division or assets (other than acquisitions of supplies and raw materials for operations in the ordinary course of business consistent with past practice, and capital expenditures to the extent permitted under clause (d) above);

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(g) (i) enter into, terminate or amend any Material Contract, or any other Contract that would be a Material Contract if such Contract were entered into during the period from the date of this Agreement until the Effective Time, other than in the ordinary course of business consistent with past practice, (ii) enter into a real estate lease (other than for immaterial office and storage space) or Intellectual Property license (as licensee) (excluding licenses of commercial off-the-shelf Software), (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any Subsidiary or existing or future Affiliate of the Company (other than natural persons and entities controlled by such persons), from engaging in any line of business or in any geographic area (other than agreements with sales representatives and distributors entered into after reasonable consultation with Parent), (iv) amend or modify either of the Engagement Letters, (v) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions (other than immaterial Contracts that would not materially impact the nature of the Company’s business), (vi) release any Person from, or modify or waive any provision of, any confidentiality, nondisclosure or similar agreement related to the Company’s proprietary Intellectual Property or other non-public information or (vii) take any action to render the restrictive provisions of Section 203 inapplicable to any transaction (other than the Transactions) or any Person (other than Parent and Merger Sub);

(h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law or the terms of agreements in effect as of the date of this Agreement as set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been delivered or made available to Parent by the Company), (ii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iii) the termination (with respect to a terminated employee or consultant) of any agreements or arrangements with a terminated employee or consultant;

(i) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

(k) amend the Company Charter Documents or the Subsidiary Documents;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including payment or prepayment of long-term indebtedness of the Company, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(n) settle or compromise any litigation or proceeding to the extent that such settlement or compromise (i) requires that the Company or its Subsidiaries pay more than $1,000,000 in the aggregate or (ii) does not provide for a full release of the Company and its Subsidiaries, as applicable (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof);

(o) enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(p) take any action of the type referred to in the second sentence of Section 3.8(a); or

(q) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not being satisfied.

      SECTION 5.3     No Solicitation by the Company; Etc.

      (a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties by the Company, its Subsidiaries or Representatives that are still in the possession of such Persons. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the initiation of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to any Takeover Proposal; provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or any standstill agreement and that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state Law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law, then the Company and its Representatives may (but only prior to obtaining the Company Stockholder Approval), in response to such Takeover Proposal and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. The Company shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company.

      (b) In addition to the other obligations of the Company set forth in this Section 5.3, promptly (and in no event later than 48 hours) after any officer or director of the Company becomes aware that any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent, orally and in writing, of such proposal, offer, inquiry or other contact and shall, as part of so advising Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and, in connection therewith, shall simultaneously provide to Parent copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Parent informed, on a timely basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

      (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) allow, cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Superior Proposal, if such Board determines in good faith, after reviewing applicable provisions of state Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or any standstill agreement and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the three business day period described below, enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such three business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such three business day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

      (d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) having a fair market value equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution (other than liquidation or dissolution of wholly-owned Subsidiaries of the Company) or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company and mergers in order to effect acquisitions by the Company or its Subsidiaries that if consummated would result in a Person beneficially owning not more than 14.9% of any class of equity securities of the Company or any of its Subsidiaries) or any assets of the Company and its Subsidiaries having a fair market value equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer obtained not in breach of this Agreement or any standstill agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

      (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement; provided further, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

      SECTION 5.4     Further Action; Reasonable Best Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

      (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c): (i) in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections; and (ii) in order to resolve any proceeding, claim, suit, action or objection of the type referred to in clause “(i)” of this sentence and to otherwise obtain clearance under any Competition Law, Parent shall offer and agree to the disposition (and to any other action related thereto as may be reasonably required) of the Company NDT Business.

      (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company other than the Company NDT Business, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or, except with respect to the Company NDT Business, the Company or its Subsidiaries.

      (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

      (e) The Company shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

      (f) For purposes hereof, “Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

      SECTION 5.5     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case (except in connection with press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors pursuant to and in accordance with Section 5.3(c)) neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable.

      SECTION 5.6     Access to Information; Confidentiality. Subject to applicable Laws relating to access to and the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records (including materials filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws), officers, employees, accountants, counsel, financial advisors and other Representatives (such access not to materially disrupt or interfere with the business operations of the Company) and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of December 1, 2003, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the Company.

      SECTION 5.7     Notification of Certain Matters. The Company shall use reasonable best efforts to give prompt notice to Parent, and Parent shall use reasonable best efforts to give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings, to such party’s Knowledge, commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6) (x) be considered in determining whether any representation or warranty is true for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

      SECTION 5.8     Indemnification and Insurance.

      (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by (A) the Company Charter Documents as in effect on the date of this Agreement and (B) any applicable contract as in effect on the date of this Agreement; provided, however, that (i) the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s responsibility for breach of this Agreement and (ii) such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its directors and officers.

      (b) Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

      (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

      SECTION 5.9     Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).

      SECTION 5.10     Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except as otherwise provided in Section 7.3.

      SECTION 5.11     Employee Benefits.

      (a) For a period of at least one year following the Effective Time (such period of time, the “Protected Period”), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries pay (which shall include rates of base salary or wages and annual bonus opportunities), and benefits which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on the date hereof. For purposes of the preceding sentence, all stock option and similar equity grant or purchase programs or plans maintained by the Company or its Subsidiaries shall be disregarded.

      (b) Employees of the Company and its Subsidiaries as of the Closing shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which current employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations not otherwise applicable under the Company Benefit Plans.

      (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.

      (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

      SECTION 5.12     Sale of Company NDT Business. Promptly following the execution of this Agreement, the Company shall prepare such information (including financial information) and take such other actions as Parent shall reasonably request and shall otherwise be reasonably appropriate to effect the disposition of the Company NDT Business in connection with obtaining clearances under Competition Laws as contemplated by Section 5.4 (it being understood that the Company shall not be required to dispose of the Company NDT Business unless the Transactions are consummated). Without limiting the provisions of Section 5.2, Parent shall be entitled to participate in the identification of potential purchasers of the Company NDT Business and to review all proposals received from and to participate in all discussions and negotiations with potential purchasers.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust. Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

      SECTION 6.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualification (other than such qualifications set forth in Sections 3.5(a), 3.5(b), 3.5(c), 3.9, 3.13(a), 3.13(b) (as used in the term “Material Contract”) and 3.16(d) and the first and last sentences of Section 3.6)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) the representations and warranties made in Section 3.2(a) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) in the event the Initial Outside Date is automatically extended in accordance with Section 7.1(b)(i), the representation and warranty set forth in the first sentence of Section 3.6 shall be true and correct as of the date of this Agreement and as of the Initial Outside Date;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Officer’s Certificate. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

(d) Company Material Adverse Effect. Since the date of this Agreement through the Initial Outside Date or, if sooner, the Closing Date, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation or (iii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates;

(f) No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(e) shall be in effect;

(g) Certifications. None of the Company’s or its Subsidiaries’ explosive detection systems shall have failed to maintain their respective certifications (or successor certifications) from the Transportation Security Administration or the Federal Aviation Administration, or failed to obtain re-certification if necessary.

(h) Director Resignations. Parent shall have received written resignation letters from each of the members of the Board of Directors of the Company effective as of the Effective Time;

(i) Sarbanes-Oxley Certifications. With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide the necessary certifications (i) as and in the form required under Section 302 of the Sarbanes-Oxley Act of 2002 and (ii) as required under Section 906 of the Sarbanes-Oxley Act of 2002 and in the form previously filed by the Company.

      SECTION 6.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Company shall have received a certificate, signed on behalf of Parent by a Vice President of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

      SECTION 6.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

      SECTION 7.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before October 31, 2004 (the “Initial Outside Date”); provided, however, that: (A) if the Merger shall not have been consummated on or before such date because the condition set forth in Section 6.1(b) (or in Section 6.2(e) or 6.2(f) as a result of an action, investigation, proceeding, litigation or Restraint under Competition Laws) has not been satisfied or waived, then such date shall be automatically extended to January 31, 2005 (the “Outside Date”), and (B) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Initial Outside Date or the Outside Date, as the case may be, was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company by the Initial Outside Date or the Outside Date, as the case may be, through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to Parent if such Restraint was primarily due to the failure of Parent or Merger Sub to perform any of its respective obligations under this Agreement; or

(iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal, (C) shall not have rejected any proposal respecting a Takeover Proposal within ten (10) business days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (D) shall have failed to publicly reconfirm the Company Board Recommendation or its approval of any of the Transactions within five (5) business days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Initial Outside Date or the Outside Date, as the case may be, through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d); or

(ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

      SECTION 7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.19, the penultimate sentence of

Section 5.6, Sections 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein.

      SECTION 7.3     Termination Fee.

      (a) In the event that (A)(x) this Agreement is terminated by the Company or Parent pursuant to (i) Section 7.1(b)(i) (and (1) at the time of such termination a vote to obtain the Company Stockholder Approval has not been held, (2) prior to such termination a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (3) the failure to hold such vote is not the result of a breach of this Agreement by Parent) or (ii) Section 7.1(b)(iii) (and, prior to such termination, a Takeover Proposal shall have been made known to the Company and announced or disclosed to the Company’s stockholders or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal), and (y) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Takeover Proposal that is subsequently consummated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $32,000,000 in cash (the “Termination Fee”). For purposes of this Section 7.3, 40% shall be substituted for 15% in the definition of Takeover Proposal.

      (b) Any payment required to be made pursuant to clause (A) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to Section 7.1(c)(iii)); any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(d)(ii).

      (c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank from time to time, in the City of New York, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such fee, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.1     Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

      SECTION 8.2     Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

      SECTION 8.3     Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      SECTION 8.4     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

      SECTION 8.5     Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

      SECTION 8.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and the Joint Defense Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 8.7     Governing Law; Waiver of Jury Trial.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

      (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

      SECTION 8.8     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

      It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court located in the City of Wilmington, State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 8.9     Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court located in the City of Wilmington, State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Chancery Court located in the City of Wilmington, State of Delaware.

      SECTION 8.10     Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

GE Infrastructure
187 Danbury Road
Wilton, CT 06897
Attention: General Counsel
Facsimile: (203) 761-1924

with copies (which shall not constitute notice) to:

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431
Attention: Vice President and Senior Counsel, Transactions
Facsimile: (203) 373-3008

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff, Esq.
Facsimile: (212) 310-8007

If to the Company, to:

Invision Technologies, Inc
7151 Gateway Blvd.
Newark, CA 94560
Attention: Andrew D. Siegel
Facsimile: (510) 608-0770

with a copy (which shall not constitute notice) to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Keith A. Flaum, Esq.
Facsimile: (650) 849-7400

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 8.11     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      SECTION 8.12     Definitions.

      (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company NDT Business” shall mean the non-destructive testing business of Yxlon International Holding GmbH and its Subsidiaries (other than Yxlon International Security GmbH) and Yxlon International Inc., including the employees of such business.

“Company Stock Plans” shall mean the following plans of the Company: InVision 1991 Equity Incentive Plan, InVision 2000 Non-Officer Equity Incentive Plan, InVision 2000 Equity Incentive Plan, InVision Change in Control Equity Acceleration Plan, InVision 2002 Employee Stock Purchase Plan and Quantum Magnetics 1994 Qualified and Non-Qualified Stock Option Plan.

“Filed Company SEC Documents” means the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement and the 2003 Form 10-K.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Contract” means a Contract between the Company, any of its Subsidiaries or any of their respective Affiliates (excluding natural persons and entities controlled by such persons) on the one hand, and any Governmental Authority on the other hand, including any facilities Contract for the use of government-owned facilities. Government Contracts include, as appropriate, all bids and proposals submitted to any Governmental Authority by the Company, any of its Subsidiaries or any of their respective Affiliates (excluding natural persons and entities controlled by such persons) that may result in the award of a Government Contract.

“Government Subcontract” means a Contract that is a subcontract between the Company, any of its Subsidiaries or any of their respective Affiliates (excluding natural persons and entities controlled by such persons) on the one hand, and any third party on the other hand, relating to a Contract between such third party and (a) any Governmental Authority or (b) another party where the ultimate contracting party is a Governmental Authority. Government Subcontract includes all bids and proposals submitted to any party that may result in the award of a Government Subcontract.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Damages” shall mean (i) any penalties or fines paid by the Company or any of its Subsidiaries to a Governmental Authority or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

“Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software.

“Intellectual Property License” shall mean any grant to a Person of any right to use any Intellectual Property.

“Joint Defense Agreement” shall mean that Joint Defense Agreement among Parent, the Company and the other parties thereto.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having primary responsibility relating to the applicable matter.

“Options” shall mean options representing the right to acquire shares of Company Common Stock.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby.

      The following terms are defined on the page of this Agreement set forth after such term below:

2003 Form 10-K	11
Agreement	1
Appraisal Shares	3
Balance Sheet Date	13
Bankruptcy and Equity Exception	10
Certificate	3
Certificate of Merger	1
Closing	1
Closing Date	1
COBRA	20
Company	1
Company Acquisition Agreement	38
Company Board Recommendation	10
Company Charter Documents	8
Company Common Stock	2
Company Disclosure Schedule	6
Company Material Adverse Effect	7
Company Plans	17
Company Preferred Stock	8
Company SEC Documents	11
Company Stockholder Approval	10
Company Stockholders Meeting	33
Competition Laws	42
Confidentiality Agreement	42
Contract	10
Convertible Notes	8
D&O Insurance	44
Deutsche Bank	30
DGCL	1
DOJ	41
Dresdner	30
Effective Time	2
Embedded Licenses	24
Employees	17
Engagement Letters	30
ERISA	17
ERISA Affiliates	18
Exchange Act	11
Export Control Requirements	14
Fairness Opinions	30
Foreign Antitrust Laws	11
FTC	41
Indemnitees	43
Indenture	8
Initial Outside Date	48
Intellectual Property Rights	27
labor organization	20
Laws	14
Liens	8
Material Contract	24
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	17
Notice	39
Option	5
Option Consideration	5
Outside Date	48
Parent	1
Parent Material Adverse Effect	32

Paying Agent	4
Payment Fund	4
PBGC	19
Permits	15
Policies	29
Protected Period	44
Proxy Statement	10
Representatives	37
Restraints	46
SEC	6
Section 203	30
Section 262	3
Securities Act	8
Subsidiary Documents	8
Superior Proposal	40
Surviving Corporation	1
Takeover Proposal	39
Tax Returns	16
Taxes	16
Terminating Company Breach	49
Terminating Parent Breach	49
Termination Fee	51
WARN	21

      SECTION 8.13     Interpretation.

      (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

      (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ WILLIAM A. WOODBURN

Name: William A. Woodburn

Title:	President and CEO

GE Infrastructure

JET ACQUISITION SUB, INC.

By:	/s/ DEREK FENG

Name: Derek Feng
Title: Vice President

INVISION TECHNOLOGIES, INC.

By:	/s/ SERGIO MAGISTRI

Name: Sergio Magistri
Title: President and CEO

By:	/s/ DONALD E. MATTSON

Name: Donald E. Mattson
Title: Senior Vice President and COO

ANNEX B

March 15, 2004

Board of Directors

InVision Technologies, Inc.
7151 Gateway Boulevard
Newark, CA 94560

Members of the Board:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to InVision Technologies, Inc. (“InVision” or the “Company”) in connection with the transaction involving InVision and General Electric Company (“General Electric”) pursuant to the Agreement and Plan of Merger, dated as of March 15, 2004 (the “Merger Agreement”), among the Company, General Electric and Jet Acquisition Sub, Inc., a wholly owned subsidiary of General Electric (“GE Sub”), which provides, among other things, for the merger of GE Sub with and into the Company (the “Transaction”). As a result of the Transaction, the Company will become a wholly owned subsidiary of General Electric. As set forth more fully in the Merger Agreement, as a result of the Transaction, each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) not owned directly or indirectly by the Company or General Electric will be converted into the right to receive $50.00 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock.

In connection with Deutsche Bank’s role as financial advisor to InVision, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning InVision and certain internal analyses and other information furnished to it by the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for InVision with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning InVision, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of InVision. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InVision as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

B-1

Board of Directors
InVision Technologies, Inc.
March 15, 2004

Page 2

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of InVision, General Electric and GE Sub contained in the Merger Agreement are true and correct, InVision, General Electric and GE Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of InVision, General Electric and GE Sub to consummate the Transaction will be satisfied without any waiver or modification thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either InVision or General Electric is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on InVision or General Electric, other than the potential disposition expressly contemplated in the Merger Agreement.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of InVision and is not a recommendation to the shareholders of InVision to approve the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by InVision to engage in the Transaction. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to InVision in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, commercial banking (including extension of credit), financial advisory, underwriting and other financial services to General Electric or its affiliates for which they have received compensation or may receive compensation in the future. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of InVision and General Electric for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

B-2

ANNEX C

March 15, 2004

Board of Directors

InVision Technologies, Inc.
7151 Gateway Boulevard
Newark, CA 94560

Members of the Board:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share (the “Shares”), of InVision Technologies, Inc. (the “Company”) of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 14, 2004 (the “Merger Agreement”), among the Company, General Electric Company (“Parent”), and a newly formed wholly owned subsidiary of Parent (“Sub”). The Merger Agreement provides for, among other things, a merger (the “Merger”) of Sub with and into the Company pursuant to which each outstanding Share shall be converted into the right to receive $50 per Share in cash. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

      In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company’s business, operations, assets, financial condition and future prospects.

      We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the Homeland Security industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

      In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company’s management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for

Board of Directors
March 15, 2004

conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that, in all respects material to our analysis, the representations and warranties of the Company, Parent and Sub contained in the Merger Agreement are true and correct, the Company, Parent and Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Parent and Sub to consummate the Merger will be satisfied without any waiver or modification thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or Parent is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company or Parent (other than the potential disposition of the Company’s non-destructive testing business). Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

      It should be noted that in the context of our engagement by the Company, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

      In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      We have performed various investment banking services for the Company from time to time and have received customary fees for rendering such services. We will also receive a fee for rendering our opinion stated herein. In addition, we have been engaged by the Company to act as its financial advisor in connection with the potential sale after the date hereof of the Company’s assets relating to its non-destructive testing business (as provided in Section 5.12 of the Merger Agreement). In connection with such sale, we will receive customary fees for rendering those services, a substantial portion of which will be contingent upon consummation of such sale.

      Our opinion addresses only the fairness from a financial point of view to the holders of the Shares of the consideration to be received by such holders, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company’s underlying business decision to effect the transactions contemplated by the Merger Agreement.

      It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and except for inclusion in its entirety in any proxy statement required to be circulated to stockholders of the Company relating to the Merger may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder or as to how such holder should vote with respect to the Merger, and should not be relied upon by any stockholder as such. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than holders of the Shares.

Board of Directors
March 15, 2004

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $50 per Share cash consideration to be received by holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

Very truly yours,

DRESDNER KLEINWORT WASSERSTEIN, LLC

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INVISION TECHNOLOGIES, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 25, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF INVISION TECHNOLOGIES, INC.

     The undersigned stockholder of InVision Technologies, Inc., a Delaware corporation (“InVision”), hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated May 21, 2004, and hereby appoints Sergio Magistri, Ph.D. and Ross Mulholland, and each of them, as proxies of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of InVision to be held on Friday, June 25, 2004 at 10:00 a.m., local time, at InVision’s offices at 7151 Gateway Boulevard, Newark, California, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in accordance with the instructions set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR ADOPTION OF THE MERGER AGREEMENT; (2) FOR APPROVAL OF THE PROPOSAL TO GRANT THE PERSONS NAMED AS PROXIES DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN THE SPECIAL MEETING; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE SPECIAL MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET:	VOTE BY TELEPHONE:

Log on to the Internet and go to http://www.eproxyvote.com/invn.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683).

If you vote over the Internet or by telephone, please do not mail your card.

*****

☒   Please mark votes as in this example.

     1. PROPOSAL FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 15, 2004 (THE “MERGER AGREEMENT”), BY AND AMONG GENERAL ELECTRIC COMPANY, JET ACQUISITION SUB, INC. AND INVISION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

     2. PROPOSAL TO GRANT THE PERSONS NAMED AS PROXIES DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN THE SPECIAL MEETING ONE OR MORE TIMES, INCLUDING FOR THE PURPOSE OF SOLICITING PROXIES TO VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

It is not expected that any matters other than those described in the Proxy Statement will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

Signature:

Date:

Signature:

Date:

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy promptly in the enclosed envelope.)